Exhibit 1.1

SALE AND PURCHASE AGREEMENT

between

CRH Royalty S.r.l,

(as Seller)

and

The RoyaLand Company Limited,

(as Purchaser)

AGREEMENT

by and between

CRH Royalty S.r.l, a company organized and existing under the laws of Italy, having its registered office in Milan, at Viale Monza 61/A, corporate capital of EUR 644,000.00 registered with the Companies’ Register of Milan, Monza, Brianza, and Lodi under No. 13677040969, represented herein by Arcangelo Sessa, duly authorized to execute this Agreement as sole administrator (“Seller”)

– on one side –

and

The Royaland Company Limited, a company organized and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda, represented herein by Daniel Joseph McClory, duly authorized to execute this Agreement as director (“Purchaser”)

– on the other side –

(Seller and Purchaser are collectively referred to as “Parties” and, each of them, as a “Party”)

WHEREAS

A.	The Seller is a limited liability company organized and existing under the laws of Italy, having its registered office in Milan, at Viale Monza 61/A, corporate capital of EUR 644,000.00 registered with the Companies’ Register of Milan, Monza, Brianza, and Lodi under No. 13677040969.

B.	The Seller owns 100% of the Quota of and manages an Italian football club named Savoia 1908 Football Club S.r.l. (the “Club”) and owns all the assets necessary to manage the Club. The Club is registered to compete in Serie D in the 2025/2026 football season in accordance with the “Lega Nazionale Dilettanti” approved by FIGC (the “National License”). The Club is a limited liability company organized and existing under the laws of Italy, having its registered office at Via Carlo Poerio, 11, Torre Annunziata (NA), corporate capital of EUR 50,500.00 registered with the Companies’ Register of Naples under No. 95249360637.

C.	The Purchaser is an exempt company duly incorporated under the laws of Bermuda and its shares are quoted on the OTC Markets OTCQB under the ticker symbol “RLNDF.” It operates in the video game sector.

D.	On January 15, 2026, the Purchaser, Seller and the Club entered into a non-binding letter of intent for the acquisition of 90% of the Quota of the Club from the Seller.

E.	In furtherance of the above, the Parties are entering into this Agreement to set out the terms and conditions on which the Purchaser will purchase and total of 90% of the Club with a purchase from the Seller of 64.2857% of the quota of the Club in exchange for five million (5,000,000) shares of the Purchaser’s Class B Common Shares, $0.0002 par value per share, and a purchase of an additional 25.7143% of the quota of the Club from the Club in exchange for two million (2,000,000) shares of the Purchaser’s Class B Common Shares, $0.0002 par value per share, subject to the terms and conditions of this Agreement (the “Transaction”); and

F.	Upon closing of the Transaction, the Parties will enter into additional agreements governing the management of the Company.

NOW, THEREFORE, in consideration of the above Recitals, which are an integral and substantial part of this Agreement, the Parties, intending to be legally bound by means of this Agreement, covenant and agree as follows.

1.	Definitions and rules of construction

1.1.	Definitions. In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following terms and expressions have the meaning set forth below:

1.1.1.	“2025 Financial Statements” means the audited financial statements of the Club as at June 30, 2025 and June 30, 2024, as approved by the shareholders’ meeting of the Club and as audited by the Club’s U.S. Public Company Accounting Oversight Board registered auditor, TAAD LLP, including an audit opinion without qualifications.

1.1.2.	“2026 Interim Financial Statements” means the unaudited and reviewed financial statements of the Club as at December 31, 2025 as approved by the shareholders’ meeting of the Club.

1.1.3.	“2025/2026 Season” means the 2025/2026 football season in accordance with the “Lega Nazionale Dilettanti.”

1.1.4.	“Accounting Principles” means, as in effect at the relevant time or for the relevant period, the Italian Civil Code provisions related to the preparation of the financial statements, as integrated and interpreted by the Italian accounting principles issued by Organismo Italiano di Contabilità (OIC), as adopted and applied consistently with the Company’s past practice in the preparation of the 2025 Financial Statements and pursuant to the relevant provisions from FIGC, the NOIF and the relevant decisions by CO.VI.SO.C., if and as applicable.

1.1.5.	“Affiliates” means with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person, where “control” shall be interpreted in accordance with article 2359, paragraph 1, numbers 1) and 2), of the Italian Civil Code.

1.1.6.	“Agreement” means this sale and purchase agreement and the Annexes attached to it.

1.1.7.	“Authority” means any international, supranational, European, national, governmental body, department, unit, statutory or regulatory body or authority, court of competent jurisdiction, arbitration panel, central bank, agency, commission, board, bureau, stock exchange, self-regulatory organization, official exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction over a Party, including, without limitation, Tax Authorities, FIGC, CO.VI.SO.C., LND, OTC Markets, Inc. OTCQB and Securities and Exchange Commission (“SEC”).

1.1.8.	“Business” means the business, including the management of the Club, conducted by the Seller as presently conducted and as currently contemplated to be conducted.

1.1.9.	“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banks in Naples (Italy) are normally open for business.

1.1.10.	“Closing” means the sale and purchase of the Purchased Quota and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and/or consummated on the Closing Date pursuant to this Agreement.

1.1.11.	“Closing Date” means the date on which the Closing occurs.

1.1.12.	“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, commitment or other binding arrangement.

1.1.13.	“CO.VI.SO.C.”: means the Italian Commissione di vigilanza sulle società di calcio professionistiche.

1.1.14.	“Deed of Transfer” means the deed of transfer (atto di cessione di quote) to be entered into between the Seller and the Purchaser before the Notary Public in a customary form to complete the sale and transfer of the Purchased Quota in favor of the Purchaser, only for the purposes of article 2470 of the Italian Civil Code.

1.1.15.	“Encumbrance” means, as the context may require, any mortgage, pledge, privilege (including privilegio generale and privilegio speciale), lien, chattel mortgage, conditional sale with or without title retention, seizure (sequestro), attachment (pignoramento), enrolment, usufruct, easement, adverse possession, voting agreement, option, pre-emption right, right of first offer, right of first refusal or other third party right or interest of any kind having similar effect, whether voluntarily incurred or arising by operation of Law.

1.1.16.	“FIGC”: means the Federazione Italiana Giuoco Calcio, i.e. the Italian Football Federation.

1.1.17.	“Fully Diluted Basis” means after taking into account all issued and outstanding shares of such legal entity of any class (calculated on an as-converted basis), and after giving effect to the conversion or exercise (as the case may be) of all equity securities (including options and warrants, for the avoidance of doubt), including any and all undertakings or promises (whether written or oral) to receive the same, into the shares of such legal entity.

1.1.18.	“Fundamental Representations and Warranties” means the Representations and Warranties of the Seller set out under Sections 2.1 (organization and standing), 2.2 (authorization), 2.3 (no conflict), 2.4 (ownership), 3.1 (by-laws and capitalization), 3.2 (financial statement) and 3.8 (taxes) of Annex 11.1.

1.1.19.	“Intellectual Property Rights” means all intellectual property and industrial property rights existing anywhere in the world, including any related rights (diritti connessi), applications to register such rights, anywhere in the world, for the full period of protection and any renewals, revivals, reversions, extensions, continuations, divisions and re-issuances, including all rights associated with: (i) patents and patent applications (utility models, industrial designs or design) and any continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, web addresses, web pages, websites and related content, accounts with social media companies (e.g. with Twitter, Instagram, Facebook, etc.) and the content found thereon and related thereto, and other source indicators, whether registered or unregistered, and all applications and registrations therefore, (iii) copyrights, copyrightable works (including contents), whether registered or unregistered, and registrations and applications therefor, works of authorship, moral rights, synchronization rights, publishing rights, performance rights, and rights in video/sound recordings, (iv) rights of publicity, (v) rights in trade secrets, know-how and other confidential and proprietary information, and (vi) all rights to bring claims for any infringement, misappropriation or violations thereof, owned or used by the Company.

1.1.20.	“Italian Civil Code” means the Italian civil code, as approved by Royal Decree No. 262 of 16 March 1942, as subsequently amended, and supplemented.

1.1.21.	“Law” means any international, supranational, European Union, national, federal, regional, provincial or local statute, law, ordinance, legislation, rule, directive, regulation, order, instrument, judgment, decree, injunction, arbitration award or other legally binding obligation imposed, together will all subordinate legislation, guidelines, recommendations or code of practices issued by an Authority and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws (including, without limitations, any sportive law and regulations) of, or having effect in, any jurisdiction from time to time.

1.1.22.	“LND” means the association comprising all the Serie D football clubs organizing the Serie D League championship (Lega Nazionale Dilettanti).

1.1.23.	“Long Stop Date” means August 31, 2026, which date may be extended, prior to the expiration thereof, by mutual written agreement of the Parties.

1.1.24.	“Loss” means any liabilities, costs, penalties, expenses, loss or damages (including, but not limited to, reasonable attorney’s fees and all costs and expenses of litigation of any claim) that is the subject matter of the above liabilities, costs, penalties, expenses, loss or damages, including any loss of profit (mancato guadagno).

1.1.25.	“Material Adverse Effect” means any fact, change, matter, condition, event or circumstance (or series of fact, changes, matters, conditions, events or circumstances) of any nature that has or is reasonably likely to have a materially adverse effect – currently or potential – on (i) the legality, validity or enforceability of this Agreement or the consummation of the Transaction; and/or (ii) the ability of the Seller to consummate the Transaction; and/or (iii) the Business, operations, assets, liabilities, conditions (financial or otherwise), results or prospects of the Club, including without limitation the Club (a) ceasing to be in good standing in Serie D and/or qualified to play in Serie D, and/or (b) being subject to any Proceeding to, contingently or otherwise, terminate or suspend the Club’s membership to Serie D and/or impose any sanction or penalty upon the Club and/or otherwise negatively adverse to the Club.

1.1.26.	“Material Agreements” means (a) any Players’ Contract, the Stadium Contract and (b) any Contract (or group of related Contracts with the same party or its Affiliates) to which the Company is a party or by or to which any of their respective properties or assets is bound or subject, which (i) requires payments to be made by the Company in any twelve-month period in excess of EUR 25,000; (ii) provides for payments to be made by any client, customer or sponsor to the Company in any twelve-month period in excess of EUR 25,000; (iii) has a duration longer than 12 (twelve) months; (iv) requiring future capital expenditure obligations in excess of EUR 25,000; (v) regarding a contractual performance that is an obligation of the Company, or containing indemnities or penalty clauses in favor of third parties in excess of EUR 25,000; (c) any license or sublicense contract (I) under which the Company licenses to any third parties any Intellectual Property Rights and either received payments in excess of EUR 25,000 during the 12-month period ending on 30 June 2025, or which the Company anticipates will involve payments in excess of EUR 25,000 in the calendar year ending December 31, 2025 or (II) pursuant to which the Company licenses from any third parties any material Intellectual Property Rights; (d) any joint venture, partnership or other similar contract; (d) any Contract relating to indebtedness of the Company having an outstanding amount in excess of EUR 25,000 or any Contract under which the Company has advanced or loaned an amount in excess of EUR 25,000 to any Person (other than to the Company and trade credit in the Ordinary Course of Business consistent with past practice); (e) any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than EUR 25,000 or which imposes material continuing obligations on the Company; and (f) any Contract under which the Company has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of Business consistent with past practice.

1.1.27.	“NOIF”: means the so-called Norme Organizzative Interne Federali issued by FIGC.

1.1.28.	“Notary Public” means Mr. Francesco Regine Ph.D.

1.1.29.	“Ordinary Course of Business” means an action, decision, investment, or other initiative, taken by a Person that is consistent in nature, scope, magnitude and timing with the past and prudent practices of such Person and/or is taken in the ordinary course of the normal, day-to-day operations of such Person and of companies operating in the same industry (in each case, to the extent in compliance with Law).

1.1.30.	“Person” means any natural person (persona fisica) or legal person (persona giuridica) (including any non-recognized legal person), including, but not limited to, any corporation (including any not-for-profit corporation), company (including any limited liability company or joint stock company), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, association, organization, investment fund, entity or Authority.

1.1.31.	“Player” means any football player enrolled (tesserato) to play for the so called “prima squadra” of the Company for the football season 2025/2026.

1.1.32.	“Players’ Contracts” means the Contracts between the Company and its Players and any coach of the so called “prima squadra”.

1.1.33.	“Proceeding” means any action, arbitration, hearing, investigation, process, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or other person, including any arbitrator.

1.1.34.	“Quota” means a shareholding interest of the Club expressed as a percentage.

1.1.35.	“Reference Date” means the end date of the period covered by the 2026 Interim Financial Statements.

1.1.36.	“Related Party” means a “related party” as this notion is defined in the accounting principle IAS 24 (Related Party Disclosures).

1.1.37.	“Relevant Percentage” means with respect to any Loss incurred or suffered by the Club and indemnified directly to the Purchaser a percentage equal to the shareholding owned, from time to time, by the Purchaser in the Club.

1.1.38.	“RL Shares” means Class B Common Shares, $0.0002 par value per share, quoted on OTC Markets, Inc. OTCQB under the ticker symbol “RLNDF,” which shall be subject to the U.S. SEC’s affiliate and insider and Rule 144 provisions and will also be subject to a 12-month lock-up from date of issuance, as well as a leak-out term.

1.1.39.	“Signing Date” means the date this Agreement is signed by both Parties.

1.1.40.	“Stadium” means the stadium named “Alfredo Giraud Stadium” located in Torre Annunziata.

1.1.41.	“Stadium Contract”: means the agreement currently in force between the Club and the City of Torre Annunziata pursuant to which the Company is entitled to use the Stadium and the related facilities.

1.1.42.	“Tax” means all direct and indirect taxes, duties, fees, levies and charges, including corporate income tax and regional tax (IRES and IRAP), withholding tax, capital gains tax, transaction tax, transfer tax, inheritance tax, value added tax (VAT), capital duty, municipal tax on real property, substitute tax, registration tax, mortgage tax, cadastral tax, tax on exchanges, consumer tax, transfer tax, employment or wage tax (including social security, assistance contributions and insurance charge to any national social security or employee social security scheme), stamp duty, duties of customs and excise, all taxes, duties or charges replaced by or replacing any of them or their equivalent, or any other charge, duty or levy in the nature of taxation, whether payable now or hereafter and directly or by withholding (wherever imposed), together with all penalties, charges and interest imposed levied, collected, withheld or assessed by any Authority; the terms “fiscal”, “tax”, and “taxation” shall be construed accordingly.

1.1.43.	“Tax Authority” means international, supra-national, national, state, regional, municipal or local government (including any subdivision, court, administrative, customs and tax agency or commission or other authority thereof) or any quasigovernmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union and/or administrative Authority or body in charge of imposing, assessing, administrating or collecting any Tax.

1.2.	Rules of construction and interpretation

In this Agreement:

1.2.1.	the definitions set forth or referred to in Section 1.1 shall apply equally to both the singular and plural form and to all genders;

1.2.2.	the word “including”, or any variation means “including, without limitation” and must not be construed to limit any general statement to the specific or similar items or matters immediately following it;

1.2.3.	the words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including its Annexes) in its entirety and not to any part thereof, unless the context requires otherwise;

1.2.4.	“or” is not exclusive;

1.2.5.	any term in Italian following its English translation prevails over such translation;

1.2.6.	any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term so defined;

1.2.7.	any reference to the masculine, feminine and neuter gender shall include each other gender and any reference to the singular shall be deemed to have the correspondent meaning in plural and vice versa, in each case unless the context otherwise requires;

1.2.8.	except as otherwise expressly stated herein, all references herein to Articles, Sections, Paragraphs, Recitals and Annexes, which constitute an integral part of the Agreement, shall be deemed references to sections and recitals of, and annexes to, this Agreement;

1.2.9.	the table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

1.2.10.	any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days; any period of time shall be calculated in accordance with article 2963 (Computo dei termini di prescrizione) of the Italian Civil Code;

1.2.11.	when calculating the period of days before which, by which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. Except as otherwise expressly provided, if the last day of such period is not a Business Day, the relevant period shall end on the next following Business Day;

1.2.12.	the obligation of a Party to use its best endeavors/efforts to accomplish an objective shall be construed as an obbligazione di mezzi according to applicable law, and not as an absolute obligation to ensure that such objective is, in fact, achieved (i.e., as an obbligazione di risultato), and it does not entail the incurrence of liability on the part of that Party if the objective is not achieved for reasons other than the breach of its best endeavors obligation with respect thereto;

1.2.13.	the expressions “shall cause” or “shall procure” and expressions of similar import and, in general, any reference to the obligation of a Party to cause that a certain event occurs or that a certain action is taken or is not taken by a Person that is not a Party, will be construed as a promise of a third party’s obligation or action (promessa dell’obbligazione o del fatto del terzo) in accordance with article 1381 of the Italian Civil Code; and

1.2.14.	any payment shall be made in EUR. If any payment arises in any currency other than EUR, to determine the amount payable by either Party, the Parties agree that the relevant foreign currency amount shall be converted into EUR by using the exchange rate on the first Business Day before the date on which such payment shall be made.

2.	Sale and purchase of the Quota

2.1.	General Terms

2.1.1.	Without prejudice to any other specific obligations provided in this Agreement and subject to applicable Law, each Party undertakes to cooperate in good faith with the other Party in relation to any reasonable steps required to complete the Transaction as soon as practicable.

3.	Purchase Price and Payments

3.1.	Purchase Price

3.1.1.	As consideration for the sale and purchase of a 64.2857% Quota of the Club from the Seller and upon satisfaction (or waiver) of the Conditions Precedent, the Purchaser shall pay to the Seller, a purchase price equal to 5,000,000 RL Shares and for the purchase of an additional 25.7143% of the Quota of the Club from the Club, the Purchaser shall pay to the Clue 2,000,000 RL Shares (together the the “Purchase Price”). The total Quota purchased shall be 90% (the “Purchased Quota”)

3.1.2.	The Seller and the Club acknowledge and accept that the Purchase Price has been agreed and accepted by the Purchaser and the Club in reliance on the accuracy and truthfulness of the Representations and Warranties of the Seller and the 2026 Interim Financial Statements being in compliance with the Law and Accounting Principles.

3.1.3.	The Parties acknowledge and agree that the Purchase Price shall not be subject to any other adjustment, amendment or revision.

3.1.4.	No interest, accruals or any other similar amount shall be due by the Purchaser to the Seller for the purchase of the Purchased Quota.

3.2.	Payment of the Purchase Price

3.2.1.	The Purchaser shall pay to the Seller the Purchase Price in the form of stock certificates or confirmation of book entry issuance on the Closing Date.

3.3.	Payments until the end of the 2025/2026 Season.

Whether or not the Closing Date is before or after the end of the 2025/2026 Season, Seller shall be responsible for all expenses of the Club until such date as the 2025/2026 Season ends.

4.	The Closing

4.1.	Place and date of the Closing

The Closing shall take place at the offices of the Notary Public, before the Notary Public (or, if he is for any reason unavailable to attend the Closing, such other notary public as will be designated by the Purchaser in due course), on the Closing Date, starting from 9.30 (CET), or at such other time and place agreed in writing between the Parties.

4.2.	Actions and Deliveries at the Closing

4.2.1.	At the Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the Parties, simultaneously and in the same context except as otherwise expressly indicated, shall take the following actions and shall execute and/or deliver the following documents and instruments:

4.2.1.1.	the Seller and the Purchaser, each within the limits of its competence, shall:

4.2.1.1.1.	enter into the Deed of Transfer for the sale and purchase of the Purchased Quota before the Notary Public only for the purposes of article 2470 of the Italian Civil Code;

4.2.1.1.2.	cause the Notary Public to timely file with the competent companies’ register the Deed of Transfer only for the purposes of article 2470 of the Italian Civil Code;

4.2.1.2.	the Seller shall:

4.2.1.2.1.	execute the forms and documents required to purchase the ownership of the Purchased Quota for the purposes of the payment of the Purchase Price;

4.2.1.2.2.	deliver to the Purchaser the receipt for payment (quietanza) of the Purchase Price;

4.2.1.2.3.	deliver, or cause to be delivered, to the Purchaser the original of the written resignation of the sole director of the Club, if requested by the Purchaser;

4.2.1.2.4.	procure that a shareholders’ meeting of the Club is validly held in plenary session for the purpose of, inter alia:

4.2.1.2.4.1.	acknowledging the sole director’s and sole statutory auditor’s resignation;

4.2.1.2.4.2.	appointing a new board of directors consisting of 3 members, of which 2 members designated by the Purchaser and 1 member designated by the Seller, and providing for their compensation;

4.2.1.2.4.3.	waiving the right of approval (diritto di gradimento) provided in its favor in the Club’s by-laws; and

4.2.1.2.5.	execute and deliver, or cause to be executed and delivered, such documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) transfer full and unencumbered rights, ownership, title and interests in the Purchased Quota to the Purchaser and (2) properly effect the transactions contemplated in this Agreement.

4.2.1.3.	the Purchaser shall:

4.2.1.3.1.	pay to the Seller the Purchase Price by delivery of a stock certificate representing the RL Shares;

4.2.1.3.2.	execute the forms and documents required to transfer to the Seller the ownership of the Purchased Quota for the purposes of the payment of the Purchase Price;

4.2.1.3.3.	execute and deliver, or cause to be executed and delivered, such other documents or such instruments as may be necessary, under applicable Law, to the Seller to (1) acquire full and unencumbered rights, ownership, title and interests of the Purchase Price and (2) properly effect the transactions contemplated in this Agreement, or comply with any applicable Law.

4.3.	Post-Closing Deliveries

4.3.1.	Within 75 days of the Closing, in addition to any other action to be taken and to any other instrument to be executed and/or delivered by any of the Parties pursuant to this Agreement, the following shall be delivered by the Seller to Purchaser:

4.3.1.1.	Deliver the 2025 Financial Statements and 2026 Interim Financial Statements; and

4.3.1.2.	Deliver the FIGC clearance for the Transaction by means of the approval of the Purchaser from the FIGC pursuant to article 20-bis of NOIF (“FIGC Clearance”) along with any other Approvals required for Purchaser to own the Club.

4.4.	No novation; one and single Transaction

4.4.1.	The Parties mutually acknowledge that the execution and performance of the actions and transactions set forth in Section 4.2 and any deed or document, which shall or may be executed or exchanged for the transfer of the Purchased Quota and for any other purpose under this Agreement shall not affect the effectiveness and validity of, nor will they amend or supersede, any of the provisions of this Agreement. Accordingly, the provisions contained in such implementing documents, including the Deed of Transfer, shall not be deemed to affect, amend, supersede or have any novative effect (effetto novativo), pursuant to article 1230 of the Italian Civil Code, on the provisions of this Agreement which shall always prevail over the former in any case of conflict and shall remain effective as stated herein also after the First Closing without any requirement for the Parties to reiterate or otherwise confirm their commitment or agreement with respect thereto.

4.4.2.	Anything herein or in applicable Law to the contrary notwithstanding, all actions and transactions constituting the Closing pursuant to Section 4.2 shall take place simultaneously (to the extent possible) and shall be regarded as one and a single transaction so that, unless waived in writing by the Party having the interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing have taken place as provided in this Agreement.

4.5.	Shareholding structure following completion of the Closing

As a result of the actions and transactions under Paragraph 4.2.1 and upon completion of the Closing, the Company’s share capital will be held as follows:

4.5.1.	the Seller will own a quota representing 10% of the Company’s share capital; and

4.5.2.	the Purchaser will own a quota representing 90% of the Company’s share capital.

5.	Conditions precedent to the Closing

5.1.	Conditions Precedent

5.1.1.	Pursuant to article 1353 of the Italian Civil Code, the obligations of the Parties to proceed with the Closing pursuant to this Agreement are subject to the occurrence of the following events (each a “Condition Precedent” and, collectively, the “Conditions Precedent”), on or prior to the Long Stop Date:

5.1.1.1.	all Players’ Contracts and the Stadium Contract shall be valid and in force;

5.1.1.2.	no Material Adverse Effect having occurred;

5.1.1.3.	the Club having been managed in the Ordinary Course of Business;

5.1.1.4.	Purchaser has been entitled to perform – directly and/or through its advisors – thorough and unrestricted due diligence activities on all the technical, operational, business, environmental, tax, labour, intellectual property, accounting and legal aspects of the Club, its assets, liabilities, rights, obligations and Business; and

5.1.1.5.	the Parties have entered into a shareholders’ agreement attached hereto as Annex 5.1.1.7 (the “Shareholders’ Agreement”).

5.1.1.6.	The Seller shall have entered into the lockup agreement attached hereto as Annex 5.1.1.8.

5.2.	It is understood that the Conditions Precedent set forth in:

5.2.1.	Paragraphs 5.1.1.1, 5.1.1.2 and 5.1.1.6 have been agreed in the interest of both the Seller and the Purchaser and, as such, may therefore not be waived, even implicitly, in whole or in part, in agreement by the Seller and the Purchaser at any time; and

5.2.2.	Paragraphs 5.1.1.3, 5.1.1.4, and 5.1.1.5 have been agreed in the exclusive interest of the Purchaser and each of them may therefore be waived, even implicitly, in whole or in part, by the Purchaser at any time, provided that the waiver to one or more of the Conditions Precedent shall not be construed as a waiver to any other Conditions Precedent and shall not prejudice (or be considered or construed as a waiver to) any other provisions of this Agreement (including, the obligations undertaken by the Seller hereunder, the Representations and Warranties of the Seller, the indemnification obligations assumed by the Seller in respect of any breach of the Representations and Warranties of the Seller or in respect of obligations for which the relevant Conditions Precedent has been waived).

5.3.	Undertakings of the Parties

5.3.1.	The Parties, each as far as it is concerned:

5.3.1.1.	shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, and cooperate, fully with each other with respect to, all things necessary, proper or advisable (including, but not limited to, the performance of their respective undertakings and obligations concerning the satisfaction of the Conditions Precedent) to ensure that the Conditions Precedent are satisfied and secured and the Closing occurs as soon as possible. In particular, with reference to the Condition Precedent under Paragraph 7.1.1.1, the Purchaser undertakes to promptly file the relevant document to the FIGC;

5.3.1.2.	shall refrain from taking any action or entering into any Contract or arrangement which might reasonably be expected to affect the satisfaction of any Conditions Precedent;

5.3.1.3.	shall notify the other Party of any events, matters, occurrence or situations which shall or may prevent any of the Conditions Precedent from being satisfied (including the occurrence or failure to occur of any event fact or circumstance that cause or may cause any Representations and Warranties of the Seller to become untrue or incorrect), as soon as practicable after becoming aware of such occurrence or matter, it being understood that no such notification by the Seller shall cure any incorrectness, untruthfulness, breach or violation of any Representations and Warranties of the Seller or covenant contained herein or relieve the Seller of any obligations or liabilities under this Agreement or the Law;

5.3.1.4.	upon becoming aware of the satisfaction of any of the Conditions Precedent, shall immediately and, in any case, no later than 1 Business Day from the day on which the Conditions Precedent has been satisfied, notify the other Party, in writing, of such satisfaction; and

5.3.1.5.	shall promptly consult with the other Party and use their reasonable efforts to resolve any matters which may be reasonably expected to prevent or delay the satisfaction of any Conditions Precedent.

5.4.	Long Stop Date – Termination

5.4.1.	If any of the Conditions Precedent:

5.4.1.1.	is not satisfied or, to the extent possible pursuant to this Agreement, waived within the Long Stop Date, the Seller and the Purchaser shall forthwith consult with each other for a period of 20 Business Days and shall use their reasonable efforts in order to overcome any obstacle to the satisfaction of the Condition Precedent, provided that nothing in this Agreement shall be construed as enforcing any Party to waive any of the Conditions Precedent or to agree any amendments to the terms and conditions of this Agreement, or of the agreements to be entered into pursuant to this Agreement; and

5.4.1.2.	after the 20 Business Days period set out under Paragraph 5.4.1.1 remains incapable of satisfaction or not waived and the Seller and the Purchaser have not found any appropriate solution in accordance with the provisions of Paragraph 5.4.1.1, this Agreement shall automatically terminate and the Parties shall be released from all obligations hereunder except for:

5.4.1.2.1.	any rights or obligations arising under Articles 9 (Confidentiality), 10 (Miscellaneous Provisions), 10.12 (Applicable Law) and 11 (Dispute Resolution);

5.4.1.2.2.	any liability or obligation arising in connection with any previous breach of the Seller’s and the Purchaser’s undertakings under this Agreement; and

5.4.1.2.3.	any rights or obligations arising in connection with possible breaches that may have caused the failure to satisfy any Conditions Precedent and/or breaches under article 1358 of the Italian Civil Code.

6.	Representations and Warranties of the Seller

6.1.	General provisions

6.1.1.	The Seller hereby makes to the Purchaser the following representations and warranties contained in Annex 6.1, each of which is true and correct as at the Closing Date as if they were made on such date, except for those representations and warranties which are stated to be made as of a specified date, or for a specified period, which shall be true and correct as of that specified date or for that specified period (“Representations and Warranties of the Seller”).

6.1.2.	The Seller accepts and acknowledges that the Purchaser is entering into this Agreement in reliance upon the truthfulness and correctness of the Representations and Warranties of the Seller.

6.1.3.	The Parties agree and acknowledge that the Representations and Warranties contained in this Agreement, without prejudice to the exclusions and limitations set forth in Annex 6.1 (and in the annexes thereto), the Seller and the Purchaser agree and covenant that all the information contained in the Annex 6.1 as well as in any additional document or information given to the Purchaser and/or its advisers in the course of any due diligence or in the process of negotiating, defining or executing this Agreement, shall not qualify as acceptance by the Purchaser of the risks indicated therein, if any, and shall not exclude, limit or reduce, in any way, the liabilities and obligations of the Seller, nor the rights and remedies of the Purchaser under this Agreement.

7.	Indemnification by the Seller

7.1.	General indemnity obligations of the Seller

7.1.1.	As a direct and autonomous obligation not subject to the scope, limitations and restrictions set out under articles 1490 et seq. of the Italian Civil Code, the Seller shall indemnify and hold harmless the Purchaser (or, at the Purchaser’s request, in its discretion, the Company, including, for the avoidance of doubt, any successor thereto) (“Indemnification Amount”), from and against:

7.1.1.1.	the Relevant Percentage of any Loss incurred or suffered by the Company and/or,

7.1.1.2.	the entire amount of any Loss incurred or suffered by the Purchaser within the limit set forth in Paragraph 7.3.2, that would have not been so incurred and/or suffered had all the Representations and Warranties of the Seller been true and correct, without prejudice to the exclusions and limitations set forth in Paragraph 6.1.3. For the sake of clarity, any fluctuation in the market value of the Purchaser’s Quota shall not give rise to any indemnification rights.

7.1.1.3.	the entire amount of any Loss incurred or suffered by the Purchaser within the limit set forth in Paragraph 7.3.2, that would have not been so incurred and/or suffered had all the Representations and Warranties of the Seller been true and correct, without prejudice to the exclusions and limitations set forth in Paragraph 6.1.3. For the sake of clarity, any fluctuation in the market value of the Purchased Quota shall not give rise to any indemnification rights.

7.1.2.	The Parties expressly acknowledge and agree that, also by way of express derogation of any contrary provision of Law, the liability of the Seller arising under Article 7 or otherwise in connection with or by virtue of any incorrectness, untruthfulness, breach or violation of the Representations and Warranties of the Seller or of any covenant of the Seller contained herein shall not be excluded, limited, reduced or otherwise affected by reason of any investigation or review of the Club, the accounts thereof, or the assets, properties, contracts, rights, liabilities or obligations comprised therein, conducted by the Purchaser or by its accountants, counsels or other representatives prior to the Closing Date, nor by reason of any actual or alleged prior knowledge by the Purchaser of any incorrectness, untruthfulness, breach or violation of such Representations and Warranties of the Seller.

7.1.3.	The Parties acknowledge and agree that the validity and enforceability of the obligations under Article 7 constitutes an essential and determining factor of the Purchaser’s consent to purchase the Purchased Quota on the terms and conditions set out in this Agreement.

7.2.	Exclusions

7.2.1.	Anything herein or in any applicable Law to the contrary notwithstanding, the Seller shall not be liable in respect of a Loss to the extent that the facts giving rise to such Loss are expressly and specifically permitted or contemplated by this Agreement.

7.2.2.	The Parties further agree that:

7.2.2.1.	if the same facts constitute a breach of different Representations and Warranties of the Seller, this fact will only be considered a breach of the Representations and Warranties of the Seller which is more relevant to it; and

7.2.2.2.	in no event there will be a duplication of indemnification for a breach of any of the Representations and Warranties of the Seller or for the same Loss.

7.2.3.	The Seller and the Purchaser, each as far as they are concerned, undertake to mitigate any Losses, which are to be indemnified pursuant to this Agreement, also in accordance with article 1227 of the Italian Civil Code.

7.3.	Monetary Limitations

7.3.1.	The Seller shall not be liable to the Purchaser for, and in connection with, an indemnification obligation under Paragraph 7.1:

7.3.1.1.	if the Loss generated from a single event giving rise to liability does not exceed EUR 10,000.00 except where the event giving rise to liability is part of a series of events of the same nature or otherwise arising out of the same circumstance which have resulted in Losses in exceeding, in the aggregate, that amount (“De Minimis”); and

7.3.1.2.	until the aggregate of all amounts that would otherwise be due pursuant to Section 7.1 (without taking into account Losses not exceeding the De Minimis) exceeds EUR 40,000.00 (“Threshold”), provided that, if the Threshold is exceeded, the Seller’s liability shall be limited to the Loss in excess of the Threshold.

7.3.1.3.	The Indemnification Amount to be paid by the Seller pursuant to Section 7.1 shall not exceed EUR 5,000,000.

7.3.2.	The limitations set forth in Section 7.3 shall not apply: (a) in case of wilful misconduct or gross negligence (dolo o colpa grave), and (b) to the Fundamental Representations and Warranties, in relation to which no De Minimis or Threshold should apply.

7.4.	Time Limitations

7.4.1.	In connection with the indemnification obligations under Paragraph 7.1.1, the Seller shall not be liable to the Purchaser under such Section 7.1 for:

7.4.1.1.	any incorrectness, untruthfulness and/or otherwise breach or violation of Representations and Warranties of the Seller (other than those referred to under Paragraph 7.4.1) notified to the Seller later than 24 months after the Closing Date; and

7.4.1.2.	any incompleteness, untruthfulness and/or otherwise breach or violation of the Fundamental Representations and Warranties and/or of the Representations and Warranties of the Seller referred to in Sections 3.9 (intellectual property rights), 3.10 (employees professionals), 3.11 (real estate properties), 3.15 (material agreements) 3.15 (compliance with law: permits), 3.21 (no brokers) of Annex 6.1, notified to the Seller later than 60 Business Days after the expiration of the statute of limitations applicable to the situations constituting the subject matter of such Representations and Warranties of the Seller;

provided, however, that the Seller’s indemnification obligations under Paragraph 7.1.1 shall survive the expiration of the time limits provided herein in respect of any actual or alleged breach, which, prior to the expiration of the applicable time limit, was notified to the Seller and shall last until a final resolution on any such actual or alleged breach is reached and the relevant Indemnification Amount pursuant to Paragraph 7.1.1 (if any and as applicable) is duly paid.

7.4.2.	The Parties acknowledge and agree that the time limitations under Paragraph 7.4.1: (a) will not apply in case of wilful misconduct or gross negligence (dolo o colpa grave) and (b) will be the only applicable in relation to claims for breach of the Representations and Warranties of the Seller with the exclusion of any forfeiture periods (termini di decadenza) provided by Law or otherwise.

7.5.	Deductions

7.5.1.	Subject to Section 7.2, the amount of all payments due by the Seller to the Purchaser pursuant to Section 7.1 shall be reduced by:

7.5.1.1.	the amount of any provision specifically recorded in the 2025 Financial Statements or 2026 Interim Financial Statements relating to the circumstances or events giving rise to indemnification; and

7.5.1.2.	the amount of any payment from third parties (including insurance companies) that the Purchaser or the Club has actually received in connection with the event giving rise to indemnification, net of any cost reasonably borne by the Purchaser in pursuit any such payment (including any increase in the insurance premium), it being understood that the Purchaser shall also promptly reimburse or cause to be reimbursed to the Seller any payment from third parties (including insurance companies) that the Purchaser or the Club has actually received with respect to a Loss which has previously been indemnified by the Seller pursuant to the provisions hereof, in any case, net of any cost reasonably borne by the Purchaser in pursuit any such payment (including any increase in the insurance premium).

7.5.2.	Without prejudice to Section 7.2, in the event and to the extent that any amount to be paid by the Seller to the Purchaser pursuant to Section 7.1 is deductible by the Purchaser, any Affiliates of the Purchaser, the Club, for income Tax purposes in any given fiscal year, then, in such event and only to such extent, the amount of indemnities payable by the Seller to the Purchaser pursuant to Section 7.1 will be reduced by an amount equal to the Tax benefit obtained in the then current or in the immediately following fiscal year by the Purchaser, any Affiliates of the Purchaser and/or the Company, by virtue of such deduction. Any sum due by the Seller under Section 7.1 will have to be increased by any amount necessary, on a EUR for EUR basis, to ensure that, after any taxation of the payment, the Purchaser, the Company, and/or any Affiliates (as the case may be) is left with the same amount it would have had if the payment was not subject to taxation.

7.6.	Handling of Claims

7.6.1.	If any event occurs which may give rise to the Seller’s liability under Section 7.1, the following provisions shall apply.

7.6.2.	Within 30 Business Days from the date on which the Purchaser becomes aware of such event, the Purchaser shall notify a claim (“Notice of Claim”) to the Seller, provided that any delay in giving the Notice of Claim shall not relieve the Seller of its obligations under this Agreement.

7.6.3.	The Notice of Claim shall provide reasonable particulars thereof (if available) and specify (in reasonable detail):

7.6.3.1.	the matter(s) which gives rise to the claim, the nature of the claim and (if practicable) the amounts the payment of which is requested by the Purchaser in connection therewith; and

7.6.3.2.	whether the relevant Notice of Claim arises: (i) directly from the Purchaser (a “Direct Claim”); or (ii) as a result of a claim by a third Person (including, for the avoidance of doubt, any notice by any Authority of any actual or alleged infringement of any Law) against the Purchaser and/or the Company (a “Third Party Claim”).

7.6.4.	Within 30 Business Days from the day of receipt of the Notice of Claim, the Seller shall be entitled to deliver a written notice to challenge the Notice of Claim (the “Claim Disagreement Notice”), specifying the subject matter of its disagreement and the reasons for such disagreement together with all reasonable particulars and supporting documentation thereto. If the Seller does not challenge in writing the Notice of Claim within the above 30 Business Day period, the Notice of Claim will be deemed as finally acknowledged and accepted by the Seller and shall be final, conclusive and binding upon the Parties and the amount so claimed by the Purchaser shall become immediately payable.

7.6.5.	With respect to any Direct Claim, within a period of 15 Business Days following the giving of the Claim Disagreement Notice, the Seller and the Purchaser will attempt to resolve amicably and in good faith any differences they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an agreement in respect of such matters. If, at the end of such period (or any mutually agreed extension thereof), the Seller and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be resolved pursuant to Article 11.

7.7.	Handling of Third Party Claims

7.7.1.	If a Notice of Claim is a result of a Third Party Claim, the following provisions shall apply.

7.7.1.1.	the Seller will have the right to participate, and, to the maximum extent permitted by Law, join, at its cost, by counsel or counsels of its choosing reasonably acceptable to the Purchaser, in the defense of any Third Party Claim constituting the subject matter of the relevant Notice of Claim. In each case, the Seller (i) will cooperate with the Purchaser in the preparation for and the prosecution of the defense of such Third Party Claim, including making available evidence within the control of the Seller, and (ii) shall be entitled to provide indications and suggestions on the defense which the Purchaser shall evaluate in good faith;

7.7.1.2.	the Parties shall, and shall cause their respectively appointed counsels and experts to act as a defense panel and shall keep each other timely informed of all facts, circumstances and documents that regard or are connected to such Third Party Claim it being however understood that, in the event of an irreconcilable disagreement between the counsels on how to defend or deal with the Third Party Claim, the opinion of the counsels designated by the Purchaser shall prevail.

7.7.2.	The Parties agree that the following provisions shall apply with respect to any settlement of Proceeding asserted or initiated against the Purchaser or the Company constituting the subject matter of a Third Party Claim:

7.7.2.1.	the Purchaser shall promptly inform the Seller, in writing, of the terms and conditions of the proposed settlement (the “Notice of Settlement”);

7.7.2.2.	within 10 Business Days from the date of receipt of the Notice of Settlement, the Seller shall inform the Purchaser, in writing, whether or not it accepts the proposed settlement at the terms and condition set out in the Notice of Settlement;

7.7.2.3.	if, by the term set out in Paragraph 7.7.2.2, the Seller has informed, in writing, the Purchaser that the Seller is willing to accept the proposed settlement, the Purchaser and/or the Company shall be free not to enter into such settlement and to commence or continue litigation or arbitration, at its/their own expense, but the Seller’ liability under Section 7.1 shall be limited to the amount of the proposed settlement, plus reasonable attorney fees incurred by the Purchaser and/or the Company to commence or continue litigation or arbitration;

7.7.2.4.	if, by the term set out in Paragraph 7.7.2.2, the Seller has informed, in writing, the Purchaser that the Seller is not willing to accept the proposed settlement of the Third Party Claim, the Purchaser and/or the Company shall be free to enter into any such settlement or not to enter into such a settlement and continue litigation, it being however understood that if the Purchaser and/or the Company enter into a settlement of a Third Party Claim without the prior written consent of the Seller, such settlement shall not be conclusive for purposes of determining the liability and the amount for which the Seller is liable for; and

7.7.2.5.	if the term set out in Paragraph 7.7.2.2 expires with no communication being made by the Seller, the Seller will be deemed to have approved the settlement, at the terms and conditions set out in the Notice of Settlement.

7.8.	Payment of the Indemnification Amount

7.8.1.	The indemnification due by the Seller under Section 7.1 shall be paid by the Seller within 10 Business Days from, alternatively:

7.8.1.1.	in case of a Direct Claim, (i) the date on which the term referred to in Paragraph 7.6.4 has expired, if the Notice of Claim has not been challenged by the Seller or has been expressly accepted by the Seller; or (ii) the date on which any matters contained in the Notice of Claim challenged by the Seller has been finally agreed upon between the Purchaser and the Seller in writing pursuant to Paragraph 7.6.5; or (iii) the date on which an enforceable (esecutivo) (or provisionally enforceable (provvisoriamente esecutivo)) decision is issued pursuant to Article 11 and to the extent such decision will determine;

7.8.1.2.	in case of a Third Party Claim, (i) the date on which the relevant Third Party Claim has become due and payable by the Purchaser or by the Company pursuant to an enforceable (esecutivo) (or provisionally enforceable (provvisoriamente esecutivo)) decision or similar order, unless such decision, order or measure imposes a shorter term to pay the required amounts; or (ii) the date on which an enforceable decision on such Third Party Claim, either final or temporary, is issued pursuant to Article 11 and to the extent that such decision will determine; or (iii) the date of any final settlement of the Third Party Claim;

it being understood that the Purchaser shall reimburse to the Seller any amounts received pursuant to the above, to the extent such action, decision, order or measure or settlement will be revoked, nullified, overturned, reversed, set aside or declared undue by means of a (final and irrevocable) enforceable judicial judgment (sentenza esecutiva passata in giudicato), promptly and in any event no later than 15 Business Days from the date such decision has become final and irrevocable.

7.8.2.	Without prejudice and subject to the provision of Paragraph 7.8.1, the Parties agree that the Indemnification Amount shall be paid by the Seller to the Purchaser in cash.

7.9.	Interest

Without prejudice to any other right or remedy of the Purchaser, on any amount to be paid pursuant to Section 7.1, interest will be due by the Seller (without need for prior notice or protest) at a rate equal to 7% from the date on which any liability, Loss or damage to be indemnified thereunder is actually paid or incurred by the Purchaser and/or the Club (as applicable) until payment is actually received by the Purchaser.

7.10.	Exclusive Remedy

7.10.1.	Except in case of wilful misconduct or gross negligence (dolo o colpa grave) of the Seller, the Parties acknowledge and agree that the remedies provided for in Article 7 shall be the Purchaser’s sole and exclusive remedies for any breach of the Representations and Warranties of the Seller contained in this Agreement.

7.10.2.	The remedial restrictions applicable to the Purchaser pursuant to Paragraph 7.10.1 shall not apply to breaches of the Representations and Warranties of the Seller or of any other covenant or undertaking of the Seller under this Agreement occurred or emerged and notified to the Seller on or prior to the Closing Date, the adverse consequences of which, by their nature or for other compelling reasons, are incapable of being cured or restored by monetary compensation and/or specific performance, in which case the Purchaser shall have recourse to any other applicable right or remedy provided by Law and by this Agreement with respect to such breaches, including the right to rescind, terminate or withdraw from this Agreement.

8.	Representations and warranties of the Purchaser

The Purchaser hereby makes to the Seller the following representations and warranties, each of which is true and correct as of the First Closing Date, and shall be true and correct as of the Final Closing Date, as if they were made on such date, except for those representations and warranties which are stated to be made as of a specified date, or for a specified period, which shall be true and correct as of that specified date or for that specified period (“Representations and Warranties of the Purchaser” and together with the “Representations and Warranties of the Seller”, the “Representations and Warranties”).

8.1.	Organization and standing

8.1.1.	The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of Bermuda and has its registered office in Bermuda.

8.2.	Authorization

8.2.1.	All corporate acts and other proceedings required to be taken by or on behalf of the Purchaser to enter into and carry out this Agreement have been duly and properly taken.

8.2.2.	This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Seller, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

8.2.3.	The execution and delivery of this Agreement and the consummation of the Transaction will not conflict with, or result in a breach of, any agreement to which the Purchaser is a party to or the by-laws of the Purchaser.

8.3.	No Brokers

8.3.1.	The Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Transaction, the payment of which could be validly claimed from the Seller.

8.4.	No other representations and warranties

Except for the Representations and Warranties of the Purchaser contained in Article 13, the Purchaser does not make any other express or implied representation or warranty, and hereby disclaims any such representations and warranties with respect to the execution of this Agreement and the consummation of the Transaction.

9.	Confidentiality

9.1.	Confidential information

9.1.1.	Each of the Seller and the Purchaser will keep, and will cause its respective Affiliates, representatives, officers, employees and consultants to keep, secret and confidential, all information related to this Agreement and its contents, as well as any other information the Parties exchanged between each other during the negotiations regarding this Agreement or otherwise exchanged pursuant to this Agreement (including, but not limited to, the business and affairs of any Party) and not to disclose or release, in whole or in part, any of said information or documents to any Person for a period of 5 years after the Closing Date.

9.1.2.	The provisions of Paragraph 14.1.1 shall not apply with respect to any information which:

9.1.2.1.	is, or otherwise hereafter lawfully falls, within the public domain;

9.1.2.2.	is mandatorily required to be disclosed under any applicable Law or regulation or by order of any Authority of competent jurisdiction (including, but not limited to, FIGC or LND or financial regulators, and a stock exchange Authority on which the shares of a Party or an Affiliate of a Party are listed);

9.1.2.3.	must be disclosed for the purpose of fulfilling the Parties’ obligations hereunder or enforcing their rights provided herein.

9.2.	Announcements

Except as otherwise mandatorily required under any law or rule issued by a government or other regulatory or stock exchange Authority having jurisdiction on the Purchaser or the Seller, no publicity, press release or other public announcement concerning the execution or delivery of this Agreement or the Transaction will be issued without the advance written consent and approval, as to both form and contents, of the Seller and the Purchaser, which consent and approval shall not be unreasonably withheld.

10.	Miscellaneous Provisions

10.1.	Taxes and other expenses

10.1.1.	Except where this Agreement or the relevant documents provide otherwise, each Party will be responsible for its own expenses relating to the negotiation, preparation, execution of this Agreement (whether or not any of the Transaction contemplated herein is actually consummated), and performance of the obligations contemplated herein including, without limitation, any attorneys’ fees and expenses, auditors’ fees and expenses, financial advisors fees and expenses and accountants’ fees and expenses.

10.1.2.	Any notarial fees, registration Tax, stamp duty, or other Taxes and similar costs and expenses payable with respect to the execution of the sale and purchase of the Purchased Quota shall be borne by the Seller.

10.1.3.	Any Taxes applicable in any jurisdiction on any income or capital gain directly or indirectly realized by any Party under this Agreement or the implementation hereof or thereof shall be borne by said Party.

10.2.	Survival

Except as otherwise provided in other Sections of this Agreement, all Sections of this Agreement providing for any obligation of the Purchaser or the Seller to be performed after each Closing Date, including, without limitation, the Representations and Warranties of the Seller, the Representations and Warranties of the Purchaser, will remain in full force and effect after each Closing, without necessity for any of them to reiterate or otherwise confirm its commitment with respect thereto.

10.3.	Entire Agreement and changes in writing

10.3.1.	This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and replaces and supersedes any and all prior understandings or agreements between the Parties, whether written or oral, express, or implied, relating hereto.

10.3.2.	Any modifications of, or amendments to, this Agreement, including modifications of, or amendments to Section 10.3, shall be of no effect unless agreed upon in writing between the Parties. Oral agreements or agreements that do not comply with such requirement shall be without effect.

10.4.	No Waiver

No failure to exercise or delay in exercising any right or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any right or remedy will preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.5.	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under any applicable Law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving to the maximum extent permitted by Law the same effect, to be substituted for the provisions so found to be invalid, illegal or unenforceable.

10.6.	Assignment No third – party beneficiaries

10.6.1.	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, and such successors (including aventi causa) shall have the benefit and/or obligations of the indemnities set forth hereunder.

10.6.2.	Except as otherwise specifically provided in other Sections of this Agreement, none of each Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

10.7.	Annexes

10.7.1.	All Annexes attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.

10.7.2.	In case of any discrepancy between this Agreement and the Annexes, this Agreement shall prevail.

10.8.	Further Assurances

The Parties hereby agree to execute, exchange and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to properly effect the purposes of this Agreement.

10.9.	Notices

10.9.1.	Any communication or notice required or permitted to be given under this Agreement shall be made in writing in the English language and shall be sent by e-mail or courier with return receipt (ricevuta di ritorno) at the following addresses:

10.9.1.1.	if to the Purchaser:

The RoyaLand Company Limited

Clarendon House, 2 Church Street, Hamilton, Pembroke,

HM11, Bermuda

E-mail: dan@theroyal.land

To the kind attention of: Daniel J. McClory, Executive Director

10.9.1.2.	If to Seller:

CRH Royalty, s.r.l.

Viale Monza 61/A

Milan

ITALY

To the kind attention of: Archangelo Sessa

E-Mail: angelosessa@hotmail.it

or at such other valid address and/or email as any Party may hereafter furnish to the others by written notice, as herein provided.

10.9.2.	Any notice or communication sent pursuant to Paragraph 15.9.1 shall be deemed to have been received (i) if sent by registered e-mail, on the date of the delivery receipt (ricevuta di consegna), or (ii) if sent by courier, on the date shown in the return receipt (ricevuta di ritorno).

10.9.3.	The Parties designate their respective addresses for the giving of notices, as set forth in this Section, as their respective domiciles at which service of process can be made in arbitration or any other disputes resolution proceedings arising under this Agreement.

10.10.	Language

Except for certain documents contained in the Annexes hereto, which are in the Italian language, this Agreement will be executed in the English language, which will be the only language governing this Agreement.

10.11.	Severability

Any Article, Section, Paragraph or clause of this Agreement that is or becomes unlawful, or null and void, or without effect will be considered ineffective within the limits of such unlawfulness, nullity or inefficacy and will not prejudice the efficacy of any other provisions of this Agreement. The Parties agree to do their best endeavours to substitute, for any invalid or un-enforceable provision, a valid or enforceable provision which achieves to the maximum possible extent the economic, legal and commercial objectives of the invalid or unenforceable provision.

10.12.	Applicable Law

This Agreement and the rights and obligations of the Parties arising thereunder or in connection therewith shall be governed by, and construed and interpreted in accordance with, the Laws of the Republic of Italy.

11.	Dispute Resolution

11.1.	Arbitration

11.1.1.	All disputes, including those of non-contractual nature, arising out of, in relation to or in connection with this Agreement shall be settled by arbitration under the Rules of the Milan Chamber of Arbitration (the “Rules”), by three arbitrators, appointed in accordance with the provisions hereof and with the Rules, which are deemed to be incorporated by reference into this clause.

11.1.2.	Each party shall appoint a co-arbitrator in accordance with the Rules. If a party fails to do so, the arbitrator shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration. The president of the Arbitral Tribunal shall be appointed by the two co-arbitrators so appointed. If the co-arbitrators fail to reach agreement within 30 days of their appointment or the different time limit set by the Secretariat of the Milan Chamber of Arbitration, the president shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration.

11.1.3.	The seat of the arbitration shall be Milan, Italy.

11.1.4.	The language of the arbitration shall be English and all submissions by the Parties shall be in the English language; however, the submission of documents or other evidence in Italian, without an English translation, shall be permitted.

11.1.5.	The Parties expressly agree, pursuant to article 829, paragraph 3, of the Italian Code of Civil Procedure, that any arbitral award pursuant hereto is subject to appeal for breach of the rules of law applicable to the merits of the dispute constituting the subject matter of such arbitral award.

11.1.6.	The costs of the arbitration shall be borne as the Arbitral Tribunal may award.

11.2.	Exclusive Jurisdiction

11.2.1.	Without prejudice to the provisions of Section 12.1 and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the jurisdiction of any competent Court in the city of Milan (Italy) any legal suit, action or Proceeding arising out of or in connection with this Agreement which, due to their particular nature, may not be settled or resolved by arbitration.

And in witness whereof, the parties have signed:

THE ROYALAND COMPANY LIMITED

By:	Date:

Name:

Title:

CRH ROYALTY S.R.L.

By:	Date:

Name:

Title:

Annex 5.1.1.7 – Shareholders’ Agreement

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is entered into on May__, 2026 (the “Effective Date”), by and among The RoyaLand Company Limited, a company organized and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda (“RLND”), CRH Royalty S.r.l, a company organized and existing under the laws of Italy, having its registered office at Milan, Viale Monza 61/A, e-mail angelosessa@hotmail.it (“CRH”) and Società Sportiva Dilettantistica a Responsabilità Limitata Savoia 1908 Football Club, having its registered office at Via Carlo Poerio, 11, Torre Annunziata (NA) (the “Company”). RLND, CRH and the Company are collectively referred to as “Parties” and, each of them, as a “Party”

WHEREAS

G.	RLND and CRH entered into a Purchase and Sale Agreement dated May , 2026 (the “Purchase Agreement”) in which RNLD agreed to purchase and CRH agreed to sell 90.00% of the quota of the Company with CRH retaining 10.00% of the quota in the Company.

H.	Pursuant to the terms of the Purchase Agreement, the Parties wish to enter into this Agreement, which shall govern their respective rights and obligations as the shareholders of the Company, as well as the management and operations of its business.

NOW, THEREFORE, in consideration of the above Recitals, which are an integral and substantial part of this Agreement, the Parties, intending to be legally bound by means of this Agreement, covenant and agree as follows.

1.	General

1.1.	The preamble to this Agreement constitutes an integral part thereof.

1.2.	Headings in this Agreement are intended for convenience purposes and shall not be used in the interpretation thereof. They shall in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	Definitions

1.3.1.	As used in this Agreement, the following terms shall have the following meanings:

1.3.1.1.	“2025/2026 Season” means the Serie D in the 2025/2026 football season by the in accordance with the “Lega Nazionale Dilettanti.”

1.3.1.2.	“Affiliate” means any person (including a legal entity), directly or indirectly, Controlling, Controlled by, or under common Control with such person.

1.3.1.3.	“Articles of Association” means the Company’s Articles of Association, as shall be amended from time to time.

1.3.1.4.	“Board” as such term is defined in Section 3.1.

1.3.1.5.	“Business” means the business of the Company which operates a football club called Savoia 1908.

1.3.1.6.	“Business Day(s)” means a day (other than Saturday, Sunday or public holiday) on which banks in Naples (Italy) are normally open for business.

1.3.1.7.	“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.3.1.8.	“Closing Date” means the day on which CRH shall in front of an Italian Notary Public, completes the activities constituting (i) transferring to RLND 90.0% of the Quota of the Company (on a Fully Diluted Basis); (ii) amending the Company’s by-laws in order to implement, to the extent admitted by the applicable law, the relevant provision of this Agreement, and (iii) entering into any further deed required or requested for the purpose of this Agreement.

1.3.1.9.	“Fully Diluted Basis” means after taking into account all issued and outstanding Quota or shares of such legal entity of any class (calculated on an as-converted basis), and after giving effect to the conversion or exercise (as the case may be) of all equity securities (including options and warrants, for the avoidance of doubt), including any and all undertakings or promises (whether written or oral) to receive the same, into the Quota or shares of such legal entity.

1.3.1.10.	“Ordinary Course of Business” means an action, decision, investment, or other initiative, taken by a Person that is consistent in nature, scope, magnitude and timing with the past and prudent practices of such Person and/or is taken in the ordinary course of the normal, day-to-day operations of such Person and of companies operating in the same industry (in each case, to the extent in compliance with Law);

1.3.1.11.	“Permitted Transferee” means an Affiliate.

1.3.1.12.	“Quota” means a shareholding interest of the Club expressed as a percentage, and all of the other interests representing the capital of the Company (as may be from time to time), as well as any option, subscription, preemption, or purchase right to subscribe for or otherwise acquire an equity interest in the Company.

1.3.1.13.	“Related Party” means a “related party” as this notion is defined in the accounting principle IAS 24 (Related Party Disclosures).

1.3.1.14.	“Shareholder(s)” shall mean any holder of Quota of the Company.

1.3.1.15.	“Transfer” or a “Sale” shall mean: (i) with respect to all Shareholders – any transfer or sale of Quota, including a lien or pledge (except for liens or pledges made solely for securing financing of the Company’s business), assignment, the grant of a call option, the benefit from dividends due to the Quota, or any other way to transfer the economic or legal benefits of holding Company Quota.

2.	The Parties’ Undertakings, Representations and Warranties

2.1.	Each Party hereby represents and warrants to the other Parties and acknowledges that the other Parties are entering into this Agreement in reliance on its representations and warranties:

2.1.1.	It is duly organized validly existing under the laws of the jurisdiction of its organization.

2.1.2.	It has all requisite power and authority (corporate and other), in accordance with its incorporation documents and by law, to execute and deliver this Agreement and to perform its obligations hereunder.

2.1.3.	All corporate action on its part necessary, pursuant to its incorporation documents or law, for the authorization, execution and delivery of, and performance of its obligations under this Agreement has been taken.

2.1.4.	This Agreement constitutes a valid and binding legal obligation of the Party in accordance with the terms hereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. The signatories on its behalf are authorized to bind it by this Agreement for all intents and purposes.

2.1.5.	It has no legal or contractual impediments or conflicts by entering into this Agreement and performing its obligations hereunder.

2.1.6.	Each Party hereby covenants to the Company and to the other Party that it and the directors appointed by it (if appointed) shall refrain from any conflict of interest. In the event that a conflict of interest has arisen or may arise with respect to any Party or its directors, any such conflicted Party shall immediately notify the other Party in writing, detailing the conflict that has arisen or may arise.

3.	Board of Directors and Officers

3.1.	The Company’s board of directors (the “Board”) shall be comprised of not less than 3 directors and up to 5 directors.

3.2.	As long as CRH holds at least 10.0% of the Company’s Quota, it shall be entitled to appoint 1 director to the Board, and RLND shall be entitled to appoint 1 director to the Board; and at such time that CRH’s holdings fall below 10.0%, RLND shall be entitled to appoint all directors of the Board. Appointment, dismissal and replacement of directors shall be made by furnishing a written notice to the Company, signed by the Shareholder entitled to affect such appointment, replacement or removal, and shall become effective on the date fixed in the notice or upon delivery of the notice to the Company, whichever is later. A director shall automatically be removed from office on the date on which the Shareholder that appointed such director shall cease to have the right to make such appointment.

3.3.	Each director shall have the same voting power as any director.

3.4.	The chairman of the Board shall be a then incumbent director and shall be appointed by a majority of the Board members from time to time and shall not have additional vote in the Board meetings.

3.5.	The Board may appoint or terminate the employment of the Company’s administrator at its discretion. The Company’s administrator shall be responsible for the day-to-day management of the Company pursuant to the policies and operational objectives as set out by the Board.

3.6.	Notice of a meeting of the Board shall be given in writing at least five (2) Business Days prior to the meeting; however, a meeting will be considered validly held also without such prior notice to the extent that all directors are present at the meeting and affirmatively waive notice of the foregoing notice requirement. The notice will state the date and time of the meeting and a reasonable description of the items on the agenda (including proper documentation).

3.7.	The required quorum for a Board meeting shall form in the presence of at least three (3) Board members. If no quorum is present at a Board meeting within thirty (30) minutes of the scheduled meeting, the meeting shall be adjourned by two (2) Business Days at the same place and time (for the purpose of this Section, the “Adjourned Meeting”). A quorum for opening an Adjourned Meeting shall form in the presence of a number of directors, then in office. The Adjourned Meeting may only discuss the agenda items listed in the notice sent with respect to the original Board meeting.

3.8.	The Board may convene via telephone, video conference, or any other medium, so long as each participant can hear, and be heard by each other participant, and Board members’ votes may be submitted via any medium which enables identifying the Board members and their signature on the resolution. Unless agreed otherwise by all directors, board meetings shall be held remotely via video conference.

3.9.	Any decisions of the Board may also be passed by means of written resolution or written consent, all to the extent signed by all directors of the Company then in office.

3.10.	Appointment of Officers

3.10.1.	RLND’s Chief Executive Officer shall have the right to appoint all officers of the Company with written recommendations from CRH which shall be non-binding.

4.	General Meeting

4.1.	If required by applicable law, the Company’s Shareholders (the “General Meeting”) shall convene at least once a year and at the latest within 120 days following the end of the Company’s previous financial year. In addition, any Shareholder or group of Shareholders holding at least 10.0% of the Company’s Quota can request to convene a General Meeting.

4.2.	In the General Meeting, each Shareholder shall have a number of votes equal to the Quota held by it, with each whole 1.0% representing one vote.

4.3.	Subject to Section 5 (Reserved Matters), Shareholders’ resolutions in the General Meeting shall be adopted by a simple majority vote of all Shareholders present (in person or via proxy) and voting.

4.4.	The General Meetings shall be held remotely by means of video conference or to the extent agreed by all Shareholders at the Company’s offices or elsewhere. Notice of a General Meeting shall be given in writing at least ten (10) Business Days before the meeting date; however, a General Meeting will be considered validly held also without such prior notice to the extent that all Shareholders are present at the meeting. The notice will state the date and time of the General Meeting and a reasonable description of the items on the agenda (including proper documentation).

4.5.	The General Meeting may be held using any means of communication (including telephone, video conference, or any other medium), as long as the participants can hear and be heard by each other participant simultaneously. Resolutions may be made in writing as well, without convening in practice, provided that the resolution is unanimously adopted and signed by all Shareholders.

4.6.	No matter will be discussed at any General Meeting unless a quorum is present at the beginning of the meeting. The quorum for a General Meeting shall form by the presence of the Shareholders holding in the aggregate 50% or more of the Company’s Quota, in person or by proxy (“Quorum”). If no such Quorum is present within thirty (30) minutes of the scheduled meeting time, the meeting shall be adjourned by five (5) Business Days, at the same place and time (for the purpose of this Section, the “Adjourned General Meeting”). The Adjourned General Meeting may only address the agenda items listed in the prior written notice sent with respect to the original meeting.

5.	Reserved Matters

5.1.	The following matters shall be resolved, as the case may be and as required by law, by the Company’s Board or General Meeting, by a majority of 75% of the votes of the Shareholders, present and voting:

5.1.1.	Annual budget approval.

5.1.2.	Entering into an transaction with a Related Party.

5.1.3.	A decision to raise additional financing from the Shareholders, in accordance with clause 6.1.1.

5.1.4.	Suspension of the Company’s business activities, the Company’s liquidation, receivership, suspension of proceedings, voluntary dissolution or winding up (or any similar process in the jurisdiction of incorporation of the Company), as well as any Company merger, sale of all or substantially all of the Company’s business assets, restructuring, (including any settlement or compromise), and any action resulting in a similar outcome, other than as part of internal restructuring that does not derogate from the Parties’ rights herein and in such case a simple majority vote (more than 50%) will be sufficient;

5.1.5.	Amending or waiving any provision of Company’s articles of association in a manner adversely affecting the rights, preferences or privileges of any Shareholder.

5.1.6.	Any change to the dividend policy set out in Section 8 below.

5.1.7.	Changing the Company’s Business.

5.1.8.	Making a public offering of Company securities or listing them on a stock exchange.

5.1.9.	Placing a lien or creating a pledge on the Company’s assets (or any part of the assets) or Quota.

5.1.10.	Entering into transactions not in the ordinary course of business in an aggregate amount which annual value exceeds Euro 100,000.

5.1.11.	Establishment of a subsidiary which is not wholly-owned by the Company outside of the Ordinary Course of Business.

5.1.12.	Any changes, modifications, or resolutions relating to the Company’s signature rights, including the authority to represent or bind the Company.

5.1.13.	Any engagement in any loan or financing agreement, other than in the ordinary course of business.

6.	Funding the Company

6.1.	Prior to the end of the 2025/2026 Season

Prior to the 2025/2026 Season commencement Date, CRH shall fund all expenses of the Company.

6.2.	If the Board resolves that the Company does not have sufficient funding for its operations and that the required financing cannot be obtained from banks and other financial institutions on reasonable market terms or without recourse to the Shareholders, the Board may resolve to raise such financing from the Shareholders as equity contributions (“Financing”).

6.3.	The Board shall give the Shareholders written notice with respect to any Financing (a “Call Notice”) describing:

6.3.1.	The amount of funds needed.

6.3.2.	The use(s) of the funds needed.

6.3.3.	The timing of the necessary funding which shall be at least 60 Business Days in the future.

6.4.	Each of the Shareholders shall have twenty (20) Business Days after receipt of the Call Notice to agree to subscribe for all (but not less than all) of its respective pro-rata share of the Financing, by giving written notice to the Company (the “Acceptance Period” and “Acceptance Notice”, respectively). An Acceptance Notice shall be irrevocable.

6.5.	In the event that a Shareholder does not provide an Acceptance Notice within the Acceptance Period (a “Non-Accepting Shareholder”), the following terms shall apply:

6.5.1.	The Shareholder that had issued an Acceptance Notice within the Acceptance Period (the “Accepting Shareholder(s)”) shall have a right to subscribe for the Non-Accepting Shareholders’ portion of the Financing (the “Available Financing”), in whole or in part. The Company shall, within two (2) Business Days from the end of the Acceptance Period, notify the Accepting Shareholder of its right to subscribe to the Available Financing.

6.5.2.	The Accepting Shareholder shall have ten (10) Business Days after such notice was received (the “Notice Period”) to subscribe to all or any part of the Available Financing. The Available Financing advanced by the Accepting Shareholder shall be referred to as the “Excess Financing” and the Accepting Shareholder shall receive additional Quota in the Company equal in accordance with an independent external third party valuation of the Company, such party to be agreed by the Parties (which determination will be binding on the Company and its Shareholders), within forty five (45) Business Days following receipt of the Excess Financing.

6.5.3.	In the event the Shareholders fail to advance the full Financing amount, the Company shall have ninety (90) days following expiration of the Notice Period to obtain the portion of the Financing not provided by the Shareholders. In the event the Company has not obtained the Financing within the above ninety (90) days period, the Company shall not thereafter raise any Financing from third parties, without first seeking such Financing again from the Shareholders in the manner provided in this Section 6.

7.	Financial Reporting and Control

7.1.	The Company’s General Meeting shall appoint the Company’s independent auditor. The independent auditor shall be appointed at each annual meeting (unless circumstances call for appointing them at an extraordinary meeting), considering the reporting requirements that apply to the Shareholders.

7.2.	The Company will prepare the reports set forth below and deliver them to its Shareholders on the dates as follows unless otherwise requested by the Parties:

7.2.1.	Audited annual financial statements, including the Company’s balance sheet, profit and loss statement, and cash flow statement for the relevant period in accordance with the International Financial Reporting Standards (IFRS), authorized by the Board, no later than 75 days from the end of each calendar year, as well as an advanced draft of the annual financial statements, no more than 60 days of the end of each calendar year.

7.2.2.	From the first calendar quarter following the Effective Date – quarterly financial statements, including the Company’s balance sheet, profit and loss statement, and cash flow statement for the relevant period in accordance with the International Financial Reporting Standards (IFRS) authorized by the Board, no later than 45 days from the end of each calendar year’s first, second, and third quarter.

7.2.3.	The Company’s tax statements, no later than 120 days from the end of each calendar year.

7.2.4.	At a Shareholder’s request, any other non-confidential document in the Company’s possession and that a Party might reasonably need.

7.2.5.	The Company’s documents shall be available to each of the Parties, as long as such Party holds at least 10.0% of the Company’s Quota, for review at any reasonable time and subject to giving the Company prior written notice of its wish to review the Company’s documents.

7.2.6.	Whenever the Company withholds taxes at the source, the deduction will be made under any law, including any relevant treaty, and the paid Party will be given written confirmation of the deduction after the deduction is made.

8.	Restrictions on Transferring Company Quota

8.1.	General

8.1.1.	No Shareholder may encumber and/or pledge Quota, unless provided with the prior written consent of all other Shareholders.

8.1.2.	No Shareholder may Transfer their Quota in the Company to a third party (including a Party hereto), except subject to the provisions of this Agreement and the Articles of Association. Any Transfer that is not made in accordance with the provisions of this Agreement and the Articles of Association shall be null and void.

8.1.3.	No Shareholder may Transfer its Quota in the Company and/or its (transferable) rights and/or any of them to another (including a Permitted Transferee), unless (a) the transferee accepts in writing the transferring Shareholder’s obligations hereunder and becomes a party to this Agreement; and (b) a pro-rata portion of the Financing provided with respect to the transferred Quota by the transferring Shareholder is also assigned to and assumed by the transferee. Furthermore, no Shareholder may Transfer its Quota in the Company and/or its (transferable) rights and/or any of them to a third party if such third-party is convicted or indicted in an offence of money-laundering, organized crime or terrorism.

8.1.4.	If Quota is held by a Shareholder whose main asset is the holding of such Quota, then Transfer (for the purposes of this Section 8) shall mean also any sale, lease, assignment, lien, gift, conveyance, or any other disposition or transfer of Quota of such Shareholder, and such Transfer will be subject to the restrictions set out herein mutatis mutandis.

8.1.5.	Transfer of all Quota of a Shareholder to its Permitted Transferee shall entitle such Permitted Transferee to the same rights specifically granted under this Agreement to the Transferring Shareholder.

8.2.	Right of First Offer

8.2.1.	Subject to the Section above, whenever any Party (for the purposes of this Section 8.2, the “Offeror”) wish to Transfer their Quota and/or any part of it (for the purposes of this Section 8.2, the “Offered Shares”) to a third party that is not its Permitted Transferee, it shall be obligated to first offer its Quota to the other Party (for the purposes of this Section 8.2, the “Offeree”), in accordance with the provisions of this Section 8.2, provided however that the Offeree holds at least 10.0% of the Company’s Quota.

8.2.2.	The Offeror will make a written notice to the Offeree, stating the specific details of the Offeror’s offer with respect to the sale of the Offered Shares, including the amount of Quota offered for sale, the consideration the Offeror wishes to receive, the payment terms, and any other material term (for the purposes of this Section 8.2, the “Offer”). The Offeree may accept the Offer for all (but not less than all) of the Offered Shares, by making an unconditional written notice to the Offeror and the Company of its wish to do so, within no more than fifteen (15) Business Days as of the receipt of the Offer (for the purposes of this Section 8.2, the “Acceptance Notice” and “Acceptance Period,” respectively). The Acceptance Notice shall be binding on the Offeree and the Offeror will be obligated to sell the Offeree all Offered Shares in accordance and subject to the provisions of Section 8.2.3 below.

8.2.3.	In the event that, within the Acceptance Period, an Acceptance Notice was given such that the Offeree agreed to purchase all of the Offered Shares (a) the Offeror shall sell the Offered Shares in accordance with the terms of the Offer, free and clear of any encumbrance and/or third party rights, within the later of five (5) Business Days of the end of the period specified for the delivery of Acceptance Notices or, if applicable, five (5) Business Days following the date on which all regulatory and third party approvals required for consummation of the transaction (if any) are obtained, against payment of the amount set forth in the Acceptance Notice; and (b) the tag-along rights under Section 8.4 will not apply.

8.2.4.	If the Offerees refuse to purchase all Offered Shares, or if no Acceptance Notice/s is/are made to purchase all Offered Shares at the terms of the Offer, or if no response to the Offer is made within the Acceptance Period, the Offeror may sell the Offered Shares to any third party within ninety (90) days following the expiry of the Acceptance Period, provided that (a) the Offered Shares (in their entirety) are sold to a third party that is not a Permitted Transferee in accordance with an offer (for the purposes of this Section 8.2.4, the “Third-Party Offer”) that is at the same price, payment terms, and other conditions set out in the in the Offer, and at such other terms not less favorable to the Offeror than the terms set out in the Offer (b) a tag-along right in accordance with Section 8.3 below with respect to the Third-Party Offer has been granted (to the extent applicable). Insofar as the sale transaction is not executed within the said 90 days period, the Offeror will not Transfer any of the Offered Shares or any other Quota without again complying with the provisions of this Section 8.2.

8.3.	Tag-Along Right

8.3.1.	Without prejudice to the rights of first offer above, if the Offered Shares are not sold to the Offerees in accordance with Section 8.2 above (as applicable) and the Offered Shares represent at least 30% of the Quota of the Company, the other Shareholder may tag along to the sale of the Offered Shares up to such Shareholder’s pro rata portion of the Offered Shares in accordance with the terms of the applicable Third-Party Offer (the “Right to Participate”). A “pro-rata portion”, for the purposes of this Section 8.3.1, is the ratio of the number of issued Quota owned by such Shareholder immediately prior to the Transfer to the total number of issued Quota owned by all Shareholders immediately prior to the Transfer.

8.3.2.	The Right to Participate shall be exercised by a Shareholder by issuance of a written notice (“Exercise Notice”) to the Offeror, no later than five (5) Business Days from the date of the Offeror has provided the Shareholders with the Third-Party Offer (to be delivered to the Shareholders in full and with all agreements and ancillary documents with respect thereof no later than five Business Days from its delivery to the Offeror) (the “Participation Exercise Period”). A Shareholder that has not issued an Exercise Notice within the Participation Exercise Period, shall be deemed to have waived the Right to Participate granted to it hereunder with respect to the sale of the Offered Shares.

8.3.3.	If a Shareholder makes an Exercise Notice, the amount of Quota detailed in its Exercise Notice will be transferred to the third-party purchaser who made the Third-Party Offer, according to and at the same terms of the Third-Party Offer (together with the Offered Shares). To the extent that the intended third-party purchaser is not willing to purchase the combined amount of Quota being offered by the Offeror and the Shareholders that delivered an Exercise Notice, the Offeror may (at its sole election) (a) consummate the transaction with the third-party purchaser and in such case the Offeror and the relevant Shareholders who issued a Participation Notice shall respectively reduce the amount of Quota being Transferred to the third-party (pro-rata between them, such that the respective participation of each such Shareholder in the sale shall equal the ratio of the amount of Quota owned by such Shareholder immediately prior to the sale to the total amount of Quota owned by all Shareholders participating in the sale); or (b) not to sell any of the Offered Shares to the third-party purchaser and in such case the Offeror shall not Transfer the Offered Shares, or any other Quota, without again complying with the provisions of Section 8.2 and this Section 8.3.

8.3.4.	If no Exercise Notice is made during the Participation Exercise Period, the Offeror may sell all (but not less than all) of the Offered Shares to the third-party purchaser, at the terms set of the Third-Party Offer within ninety (90) days following the expiry of the Participation Exercise Period. To the extent no Transfer within such ninety (90) day period has been made to the third-party, the Offeror shall not Transfer the Offered Shares, or any other Quota, without again complying with the provisions of this Section.

8.4.	Drag Along Right

8.4.1.	The following rights and obligations apply where, after compliance with the provisions of section 8.2, a Party (in this Section 8.4 only, the (“Seller”)) desires and is entitled to sell all or a portion of its Quota to a single purchaser (or a group of purchasers) (in this Section 8.4 only, the “Buyer”) so that, as a result of such transaction and all related, immediately previous or contemporaneous transactions, if any, with any Person or Persons, the Buyer would hold greater than 50% of the total Quota of the Company.

8.4.2.	Such sales shall be permitted only if the Buyer then makes an offer (the “Drag-Along Offer”) in writing irrevocable for 30 days to the other Party (the “Drag-Along Participant”) by delivering a written notice to the Drag-Along Participant to purchase at the same price and upon the same terms and conditions the same proportion of the Quota of the Drag-Along Participant as the Buyer contemplates purchasing from the Seller. Such Drag-Along Offer may be accepted and completed without further compliance by the Drag-Along Participant with the provisions of sections 10.5 through 10.8;

8.4.3.	The Seller shall be deemed to warrant to the Drag-Along Participant, and the Buyer shall be required to make in writing in its Drag-Along Offer, a representation and warranty that no direct or indirect collateral benefit or supplementary consideration (whether or not in the nature of a tangible or intangible asset, money, property, security or other benefits or opportunities) has been or is to be paid or received by the Buyer, or any other Person not at arm’s length with it, in connection with such Drag-Along Offer and that such Drag-Along Offer is not made as part of or in connection with any other transaction. The Drag-Along Participant may obtain from the Seller and such Buyer and review all documents relevant to this issue of supplementary consideration; and

8.4.4.	The Drag-Along Participant acknowledges that if it receives a Drag-Along Offer it hereby agrees to timely deliver to the Seller one or more duly executed proxies in respect of that portion of its Quota owned or controlled by it as determined in this section in favour of any such transaction for any meeting of Shareholders (including, without limitation, any written consent in lieu of a meeting) required to be held to approve any such transaction and to execute or cause to be executed all such agreements and documents as may be necessary to enable the Quota held by it to be sold pursuant to any such transaction, as the case may be.

8.4.5.	Each Party agrees that its failure to comply with the restrictions set out in this section 8.4 would constitute an injury and damage to the other Party impossible to measure monetarily and, in the event of any such failure the other Party shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to seek injunctive relief restraining or enjoining any sale of any Quota or assignment of any rights under this Agreement save in accordance with the provisions of this Section.

8.5.	Transfer to a Permitted Transferee

The provisions of Section 8.2 and 8.3 above shall not apply to the Transfer of Quota from a Shareholder to a Permitted Transferee.

9.	Term

9.1.	This Agreement shall automatically come into effect and become binding on the Parties as of the date hereof, without any need for any further action by any of the Parties hereto. The term of this Agreement shall continue until terminated in accordance with Section 9.2 below.

9.2.	A Party shall cease to be a party to this Agreement upon in the event that it holds less than 1% of the Company’s Quota. Without limiting the foregoing, the transferee will be required, as a condition to the validity and consummation of the Transfer, to execute and deliver to the Company a joinder to this Agreement, whereby such transferee shall agree to assume and be bound by all of the obligations and provisions of this Agreement relating to the Quota acquired by it from the transferor that apply to the transferor hereunder (unless stated otherwise herein).

10.	Miscellaneous

10.1.	Arbitration

10.1.1.	All disputes, including those of non-contractual nature, arising out of, in relation to or in connection with this Agreement shall be settled by arbitration under the Rules of the Milan Chamber of Arbitration (the “Rules”), by three arbitrators, appointed in accordance with the provisions hereof and with the Rules, which are deemed to be incorporated by reference into this clause.

10.1.2.	Each Party shall appoint a co-arbitrator in accordance with the Rules. If a party fails to do so, the arbitrator shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration. The president of the Arbitral Tribunal shall be appointed by the two co-arbitrators so appointed. If the co-arbitrators fail to reach agreement within 30 days of their appointment or the different time limit set by the Secretariat of the Milan Chamber of Arbitration, the president shall be appointed by the Arbitral Council of the Milan Chamber of Arbitration.

10.1.3.	The seat of the arbitration shall be Milan, Italy.

10.1.4.	The language of the arbitration shall be English and all submissions by the Parties shall be in the English language; however, the submission of documents or other evidence in Italian, without an English translation, shall be permitted.

10.1.5.	The Parties expressly agree, pursuant to article 829, paragraph 3, of the Italian Code of Civil Procedure, that any arbitral award pursuant hereto is subject to appeal for breach of the rules of law applicable to the merits of the dispute constituting the subject matter of such arbitral award.

10.1.6.	The costs of the arbitration shall be borne as the Arbitral Tribunal may award.

10.2.	Exclusive Jurisdiction

10.2.1.	Without prejudice to the provisions of Section 11.1 and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the jurisdiction of any competent Court in the city of Milan (Italy) any legal suit, action or Proceeding arising out of or in connection with this Agreement which, due to their particular nature, may not be settled or resolved by arbitration.

10.3.	The provisions hereof shall bind the Parties, their substitutes, their successors, and their guardians, as well as any third party who purchases Quota from any of the Parties and/or to whom Quota is allotted. Nothing in this Agreement shall create or confer upon any person, other than the Parties hereto and set out herein, any rights, remedies, obligations or liability, with the exception of the legal successors and permitted assignees.

10.4.	The Parties agree to take all necessary steps and actions to amend the Articles of Association of the Company to ensure that they are consistent with the provisions of this Agreement, to the extent permissible by applicable law. In the event that any provision of this Agreement cannot be incorporated into the Articles of Association due to legal restrictions, the Parties shall act in good faith to achieve the intended effect of such provision by other lawful means.

10.5.	In the event of any inconsistency or contradiction between the provisions of this Agreement and the Articles of Association of the Company, the Parties and the Company agree that the provisions of this Agreement shall prevail to the fullest extent permitted by applicable law. The Parties and the Company shall cooperate to resolve any such inconsistency by amending the Articles of Association or otherwise taking appropriate lawful action to align them with this Agreement.

10.6.	No party may assign its rights or duties hereunder, in whole or in part, without the other Party’s prior written approval, other than as specifically permitted herein.

10.7.	Each of the Parties to this Agreement shall bear the taxes and expenses imposed on it by law in connection with this Agreement and the performance of its provisions, including its legal counsels’ fees.

10.8.	This Agreement contains, captures, incorporates, and fully expresses and exhausts all understandings between the Parties with respect to its subject matter only, and it supersedes and cancels any prior agreements or arrangement between and among the Parties with respect to the specific subject matter.

10.9.	Any modification, amendment or addition, waiver, extension, discount, or failure to exercise a right under this Agreement shall be valid only if they are made in an express document that is signed by all Parties to the Agreement. Furthermore, rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

10.10.	The Parties’ addresses for any matter related to this Agreement shall be as stated in the preamble to this Agreement, and any notice sent by one Party to the other at these addresses shall be deemed to have been delivered by the recipient upon the lapse of five (5) Business Days from the date of delivery by registered mail in Italy, or, if sent by messenger, upon personal delivery, or if sent by facsimile or e-mail – immediately upon delivery to the recipient, according to confirmation of fax delivery or a proper confirmation of electronic delivery if the delivery is made on a Business Day, and if not – on the following Business Day.

10.11.	This Agreement may be signed in several identical copies, each of which is signed by one or more of the Parties hereto, as long as all Parties to the Agreement sign such a document. If one or more of the Parties hereto send this Agreement’s signature page via e-mail or another electronic delivery method to the other, this shall be considered that Party’s signature on this Agreement.

And in witness whereof, the parties have signed:

THE ROYALAND COMPANY LIMITED

By:

Name:

Title:

CRH ROYALTY S.R.L.

By:

Name:

Title:

SOCIETÀ SPORTIVA DILETTANTISTICA A RESPONSABILITÀ
LIMITATA SAVOIA 1908 FOOTBALL CLUB

By:

Name:

Title:

Annex 5.1.1.8 – Lock-Up Agreement

LOCK-UP AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of May __, 2026 by and between The RoyaLand Company Limited, a Bermuda exempt company (the “Company”), and CRH Royalty S.r.l., an Italian company (“Shareholder”).

WHEREAS, on May __, 2026, the Company and shareholder entered into a Purchase and Sale Agreement dated May ___, 2026 in which the Company agreed to purchase and Shareholder agreed to sell 90% of the shares of Società Sportiva Dilettantistica a Responsabilità Limitata Savoia 1908 Football Club the Company with CRH retaining 10% in exchange for five million Class B Common Shares, $0.0002 par value per share shares of the Company (the “Lock-Up Shares ”).

WHEREAS, Shareholder has agreed not to sell any of the Lock-up Shares except in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

Restriction on Transfer; Term. Shareholder hereby agrees with the Company that Shareholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly (each, a “transfer”), any of the Lock-Up Shares then owned by such Shareholder until the date that is at least twelve (12) months following the date hereof (the “Period”); provided, however, that the restrictions contained in this Section 1 shall not apply to (i) transfers of the Lock-Up Shares pursuant to a take-over bid for securities of the Company or any other transaction, including, without limitation, a merger, consolidation or other transaction, involving a change of control of the Company, (ii) transfers as may be required by reason of the bankruptcy of Shareholder and (iii) transfers required by the order of or the terms of any judgment, order, award and decree issued by any court, tribunal or arbitrator.

Tail Period. Within twenty-four (24) months after the expiration of the Period, the Shareholder agrees that it shall not transfer the Shares that during any given day represent in the aggregate more than 5% of the daily trading volume of the Company’s Common Stock during a previous trading day in the event that the Shareholder wishes to sell the Shares in the public market (a “Public Sale”). In the event that the Shareholder wishes to sell the Shares in a private transaction, it shall be subject to the same restriction as a Public Sale as set forth in this Section hereunder (a “Private Sale”).

Ownership. During the Period, Shareholder shall retain all rights of ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized by Shareholder to decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this Agreement.

Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 6), or the refusal to accept the same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

The RoyaLand Company Limited

Clarendon House, 2 Church Street, Hamilton, Pembroke,

HM11, Bermuda

E-mail: dan@theroyal.land

To the kind attention of: Daniel J. McClory, Executive Director

If to Shareholder:

CRH Royalty, s.r.l.

Viale Monza 61/A

Milan

ITALY

To the kind attention of: Archangelo Sessa

E-Mail: angelosessa@hotmail.it

or to such other address as any party may specify by notice given to the other party in accordance with this Section 5.

Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company and the Investors upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

THE COMPANY:

THE ROYALAND COMPANY LIMITED

By:
Name:
Title:

THE SHAREHOLDER:

CRH ROYALTY S.R.L.

By:
Name:
Title:

Annex 6.1

Representations and Warranties of the Seller

1.	Definitions

1.1.	For the purposes of this Annex, capitalized terms shall have the meanings ascribed to them under Section 1.1 of the Agreement, except for the terms listed below which shall have the meanings ascribed to each of them below:

1.1.1.	“Anti-Corruption Legislation” means any Law relating to bribery and other corrupt practices.

1.1.2.	“FIGC Standards” means the provisions of Title VI (‘Controls on the economic financial management of professional companies’) of the Internal Organizational Rules Of The F.I.G.C. (“Norme organizzative interne della F.I.G.C.”).

1.1.3.	“Permits” means all licenses, authorizations, permits, certificates approvals, concessions, registrations and similar consents granted or issued by any governmental or regulatory Authority.

1.1.4.	“Seller’s Knowledge” means his/her/their actual knowledge of the Seller and the constructive knowledge that would be required of a sole-director of a similar company after due enquiry with managers and employees with relevant knowledge and information of the relevant matters within the Club.

1.1.5.	In addition to the above definitions, the following additional definitions are included in the body of the Annex:

1.1.5.1.	“Employees” in Paragraph 3.11.1(a), “Former Employees” in Paragraph 3.11.11, “Government Official” in Paragraph 3.17.2, “Grants” in Paragraph 3.7.5, “Lease Agreements” in Paragraph 3.10.4, “Leased Real Properties” in Paragraph 3.10.2, “Professionals” in Paragraph 3.11.1(b).

2.	General Representations and Warranties of the Seller

2.1.	Organization and standing

2.1.1.	The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Italy.

2.1.2.	The Club is a limited liability company duly organized, validly existing and in good standing under the Laws of Italy.

2.1.3.	Neither the Seller, nor the Club, has ever:

2.1.3.1.	been insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar pre-bankruptcy or bankruptcy-like proceedings;

2.1.3.2.	been in any of the situations described in articles 2482-bis and 2482-ter of the Italian Civil Code (as applicable, mutatis mutandis, pursuant to the applicable Laws); no facts or circumstances exist that could result in any such event occurring.

2.1.4.	The Seller is not subject to any court order which could affect or limit the execution, delivery and performance by it of this Agreement.

2.1.5.	The Seller acquired ownership of the Purchased Quota on the basis of lawful deeds of transfer, without violating the Law or infringing any rights of a third party.

2.2.	Authorization

2.2.1.	All corporate or other actions and proceedings required to be taken by or on behalf of the Seller to authorize, execute, deliver and perform this Agreement have been duly and properly taken.

2.2.2.	This Agreement has been duly and validly executed and delivered by the Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

2.2.3.	Except for the FIGC Clearance, no application to, or filing with, or Permit, registration, declaration or exemption by, any Authority is required to the Seller and the Club in connection with the execution and performance of this Agreement.

2.2.4.	The Club has all required powers and authority to conduct the Business and owns, leases, holds and operates the assets and properties relevant to its Business, as presently owned, leased, held and operated.

2.3.	No conflict

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will not conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, cancellation or acceleration of, or require any consent or waiver under, the articles of association or the bylaws of the Seller and/or the Club or any agreement or instrument by which the Seller and/or the Club is bound, or violate any Law applicable to them (excluding, for the sake of clarity, the FIGC Clearance).

2.4.	Ownership

2.4.1.	The Seller has good and marketable title to the Purchased Quota, free and clear of any Encumbrance that could be exercised by third parties.

2.4.2.	The Seller has the full right, power and authority to sell, assign, transfer and deliver the Purchased Quota in accordance with the terms of this Agreement.

2.4.3.	No Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for:

2.4.3.1.	the purchase from the Seller of any right in the Purchased Quota; or

2.4.3.2.	the purchase, subscription or issuance of any unissued Quota or of any securities of the Club; or

2.4.3.3.	the voting of any of the Quota of the Club.

3.	Representations and Warranties regarding the Club

3.1.	By-laws and Capitalization

3.1.1.	The Club is a duly organized limited liability company, validly existing and in good standing under Law.

3.1.2.	The Club’s by-laws is that available at the competent Companies’ Register as at the Signing Date. The paid-in share capital of the Club, including the number of issued and outstanding share capital, is as set forth in the by-laws.

3.1.3.	The Purchased Quota represents and, as at the Closing Date, shall represent 90.00% of the authorized, issued and outstanding share capital.

3.1.4.	There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Club, conditionally or otherwise, to issue or sell any new capital stock, or any instrument convertible into or exchangeable for any capital stock, or to repurchase or redeem any of its participations.

3.1.5.	The Club does not own, directly or indirectly, participation of capital stock or other equity interest in the capital of any Person.

3.2.	Financial Statements

3.2.1.	2025 Financial Statements and 2026 Interim Financial Statements, when delivered, will be true, accurate and correct, and will have been prepared in accordance with applicable Law and with the Accounting Principles applied consistently with past practice, such past practice always being fully compliant with such Accounting Principles.

3.3.	No Undisclosed Liabilities

On the Closing Date, the Club will not have any liabilities (including any potential or contingent liability) other than: (i) those which will be reflected in the 2025 Financial Statements or 2026 Interim Financial Statements and not yet discharged; or (ii) those incurred after June 30, 2025 as a result of the Ordinary Course of Business or consistently with the applicable provisions of this Agreement.

3.4.	Absence of Material Changes

3.4.1.	From the Reference Date, the Business has been properly conducted in the ordinary course and in a manner consistent with past practice without entering into any agreement, or incurring any obligation, liability or indebtedness which exceeds the limits of the Ordinary Course of Business or which may cause any of the Representations and Warranties of the Seller contained in this Agreement to become untrue or incorrect.

3.4.2.	As at the Signing Date the Club has not delayed the payment of any amount payable to the suppliers, financing partners, Tax Authorities, Players’ agents, any Authority and to any other third party in respect with its due date and changed or agreed to change any term of payment in a manner which is not consistent with contractual term.

3.4.3.	Without limiting the generality of Paragraph 3.4.1 and subject to the provision of Paragraph 3.4.1, from the Reference Date to the Signing Date, there has not been:

3.4.3.1.	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties of the Club;

3.4.3.2.	any significant proceedings started against the Club or by any of them;

3.4.3.3.	any cancellation or termination of any Contract or other instrument material to the business of the Club;

3.4.3.4.	any failure by the Club to fulfil any material obligation when and as it has become due;

3.4.3.5.	any resignation or termination of Employees whose roles are material to the Club;

3.4.3.6.	any violations of Laws that could cause a Material Adverse Effect;

3.4.3.7.	any material changes to or breaches of the terms of existing financing agreements or obligations; or

3.4.3.8.	any Material Adverse Effect or other extraordinary circumstance materially impacting the operations or financial condition of the Club.

3.5.	Title to the Club

3.5.1.1.	The Club has all necessary powers and authority to conduct business and owns, leases, holds and manages the assets and properties relevant to its business, as currently owned, leased, held and managed.

3.5.2.	The Club owns or possesses sufficient rights of use and enjoyment with respect to, the assets, rights, privileges, franchises and properties (tangible and intangible) used and necessary in the operation of the Club as a going concern and necessary for the conduct of its Business as operated and conducted during the two immediately preceding football seasons.

3.5.3.	None of the assets owned by the Club necessary for the conduct or operation of the Business is subject to any Encumbrance.

3.5.4.	The title to, or rightful possession of, the assets of the Club will not be affected by the transactions contemplated by the Agreement.

3.6.	Other Financial Representations

3.6.1.	All tangible assets (real and personal) owned or utilized by the Club necessary for the conduct or operation of the Business are in good operating condition and repair (except for ordinary wear and tear that does not materially interfere with the use thereof in the conduct of the normal operations of the Club).

3.6.2.	All the corporate books and records of the Club (including its accounting books and records) are and have been kept in compliance with applicable Law and accurately reflect, in accordance with such Law and with the Accounting Principles, all transactions required to be recorded therein.

3.6.3.	The Club has not factored, discounted, or otherwise transferred any of its receivables to any third party, and all such receivables are held exclusively by the Club, free from any Encumbrance or third-party claim.

3.7.	Indebtedness

3.7.1.	The Club has no outstanding loan, bank or non-bank guarantees, factoring agreements, derivative agreement, overdraft and facility arrangements, banking discount agreements, off-balance sheet financing arrangements, contingent liabilities, borrowings or indebtedness, or any other debts vis-à-vis any Person (including the Seller and financial entities), other than those indicated in the 2026 Interim Financial Statements. As at the Signing Date, no event has occurred which constitutes an event of default under any such agreement relating to the borrowing or indebtedness or which would lead to such borrowings or indebtedness becoming payable prior to its stated maturity.

3.7.2.	The Club is not in default or breach, and no existing or unremedied cancellation event, prepayment event, review event or similar event exists, under any loan, credit and other debt financing agreements or similar arrangements or facilities and no debt thereunder has become due and payable before its normal or originally stated maturity by virtue of the default of the Club.

3.7.3.	The transactions contemplated by this Agreement do not and will not result in, or give rise to, any default or breach, cancellation event, prepayment event, review event, or similar event contemplated in Paragraph 3.7.2.

3.7.4.	The Club has not assumed or guaranteed or is obligated to assume or guarantee any debt of any Person or issued, posted or provided deposits, letters of credit, bonds, guarantees or similar items made, with or to any Person securing performance of any commitment or undertaking by or any obligation of the Club.

3.7.5.	Except as disclosed in the 2025 Financial Statements, the Club has not been granted by any governmental or public entity with public financing, aid, grant or funding of any kind (“Grants”).

3.7.6.	As at the Closing Date and without prejudice to the FGIC Standards, no Grants remain outstanding, and the Club has not received any requests for the revocation or repayment of Grants and there are no circumstances that could give rise to any such revocation or repayment obligation.

3.7.7.	The Club is not subject to any covenants, restrictions, or other conditions under any financial agreement that could reasonably be expected to impede its ability to operate its Business in the Ordinary Course of Business, or to consummate the transactions contemplated by this Agreement.

3.8.	Taxes

3.8.1.	The Club:

3.8.1.1.	is in compliance with respect to all Tax Laws and regulations, including timely payment of all Taxes due, except as indicated in the 2026 Interim Financial Statements.

3.8.1.2.	has filed accurate and complete Tax returns and any other report, notice, or documentation with the competent Tax Authorities in accordance with the applicable Law and by the required due date; such returns and reports reflect accurately all liabilities for Taxes of the Club for the periods covered thereby, including any required disclosure of off-balance sheet obligations;

3.8.1.3.	has not received any assessment, injunction, request for payment or other communication from any Tax authority, nor are there claims or proceedings before any judicial or administrative authority or court; and

3.8.1.4.	except as disclosed in the 2025 Financial Statements and 2026 Interim Financial Statements, has withheld all Taxes required to have been withheld by, or with respect to the operations of, the Club in connection with amounts paid to any Employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly and timely paid to the proper Authority or properly set aside in accounts for such purpose.

3.8.2.	All Taxes (including penalties and interest) payable or due by the Club have been duly and timely paid or adequately disclosed and fully provided for in the 2025 Financial Statements and in the 2026 Interim Financial Statements.

3.8.3.	No previous circumstances exist on the basis of which Tax assessments in relation to the Club can be validly founded or demands for payment can be validly made against the Club or Tax Proceedings can be commenced validly in relation to the same in any relevant jurisdiction relating to any taxable event occurred or originated prior to the Signing Date or Closing Date.

3.9.	Intellectual Property Rights

3.9.1.	The Club is properly registered as the sole and exclusive owner, or as the sole, exclusive and legitimate applicant or registrant, of the Intellectual Property Rights with any competent Authority, office, or organization. All the records regarding the Intellectual Property Rights are up-to-date and in good standing.

3.9.2.	All Taxes, fees and expenses payable to any relevant registry in respect of the Intellectual Property Rights have been timely paid in full and the Intellectual Property Rights are valid, effective and enforceable and are not subject to any third-party rights, or other ground which might affect their validity or enforceability (such as, without limitation, non-use).

3.9.3.	None of the Intellectual Property Rights is subject to any Encumbrance. The Intellectual Property Rights and their use do not infringe upon, constitute a misappropriation of, or otherwise violate any third parties’ intellectual property rights or other third party rights under any aspect and in whatsoever manner.

3.9.4.	There are no claims, demands, or disputes of any nature by any Person, nor are there any judicial or other proceedings, pending or threatened, which relate to any Intellectual Property Rights. The Seller and the Club do not know of any facts or circumstances that could reasonably give rise to any such claim or proceeding.

3.9.5.	The Club has not been subject to any material counterfeiting activities relating to any of the Intellectual Property Rights which would require that proceedings be filed or actions be taken by the Club against Persons carrying out such counterfeiting activities.

3.9.6.	Neither the Seller nor any third parties own, directly or indirectly, under any form or title, any Intellectual Property Rights or other right otherwise necessary or useful for the conduct and the operation of the Business, as currently conducted and operated or which might hinder, impede, prevent or prohibit the conduct and the operation of the Business, as currently conducted and operated.

3.10.	Real estate properties

3.10.1.	The Club does not own any real estate properties.

3.10.2.	The Club, in order to conduct the Business, uses (through lease agreements or similar agreements) certain leased real properties, among which the Stadium and the training facilities used by the so-called “prima squadra” (“Leased Real Properties”).

3.10.3.	The Leased Real Properties constituted all the real properties used in the Business and are structurally sound, in good operating condition and repair (save for ordinary wear and tear), are adequate for their use in the Business and do not need extraordinary maintenance, repair, and/or other capital expenditures/investments.

3.10.4.	The Leased Real Properties are leased on the basis of lease agreements or concessions agreements, as the case may be (“Lease Agreements”), compliant with applicable Laws. All Lease Agreements are valid, binding, in full force and effect and fully enforceable in accordance with their terms. All Lease Agreements shall continue unimpaired after the Closing Date without (i) the consent of the other party or parties thereto being required (unless such consent has been obtained); and (ii) the payment of any penalty or change of any material terms.

3.10.5.	The rights of the Club under all Lease Agreements are and will be owned and possessed free and clear of all Encumbrances. The Club enjoys free and undisturbed possession of the respective Leased Real Properties and such possession has not been challenged by any third parties and/or the relevant counterparties.

3.10.6.	The Leased Real Properties are usable and fit-for-use (agibile), have in full force valid energy certifications and fire prevention certifications (or self-certifications, where applicable) and all other material Permits required by the applicable Law and by the competent Authority for their use, and comply with all such Permits.

3.10.7.	There are no restrictions on the use of the Leased Real Properties in connection with the Business as presently conducted by the Club or any other matter which prevents or impairs the use of the Leased Real Properties for the purpose now used.

3.10.8.	No party to a Lease Agreement is in breach or default thereunder and there are no disputes advanced, or notices of default, withdrawal or termination.

3.10.9.	All payments and other obligations under the agreements relating to the Leased Real Properties have been timely and punctually discharged.

3.10.10.	No party has given notice of change of terms, termination or cancellation of any Lease Agreement or that it intends to terminate, change the terms or cancel any such agreement as a result of the Transaction.

3.10.11.	The Club has not made any renovation or alteration of the Leased Real Properties except as permitted under the relevant Lease Agreements, applicable Law, and relevant regulatory requirements. All necessary consents or approvals from the relevant landlords or Authority have been obtained.

3.10.12.	As at the Third Closing Date there are no outstanding works or maintenance obligations to be carried out on the Leased Real Properties including those required by any municipality, fire department, sanitation, health or safety Authorities or other entities or autonomously decided by the Seller in anticipation of any such request from any Authority or third party. There are no matters under discussion (including without limitation overdue payments or defaults by the Seller, Club or the contractor(s)) relating to any such work orders or construction contracts or obligations.

3.10.13.	All works modifications, alterations, additions, refurbishments, maintenances or other interventions made on the Leased Real Properties have been built/carried out on the basis of, and in accordance with, the applicable building permits and in compliance with all applicable constraints and the applicable Laws and regulations. All urban development fees and construction costs related to these building permits have been fully paid, and the related obligations have been properly fulfilled.

3.10.14.	The Club does not have availability of and has not undertaken any commitment and/or entered into any agreement for the acquisition, lease, bailment, etc., of any real estate property other than the Leased Real Properties.

3.11.	Employees. Professionals

3.11.1.	The Club has certain legal and contractual relationship with:

3.11.1.1.	Each of its employees employed by the Club (“Employees”),

3.11.1.2.	Individuals contracted by the Club to perform professional services and who are not otherwise Employees (e.g., directors, business introducers, external asset managers, relationship manager, self-employees, including the so called “collaborazioni coordinate e continuative” and agents) (“Professionals”).

3.11.2.	No individual other than the Employees recorded in the appropriate books and records is entitled to validly claim the existence of an employment relationship with the Club.

3.11.3.	Neither any Employee hired for a fixed term nor any Professional is entitled to validly claim the existence of an open term employment relationship with the Club.

3.11.4.	The relationship of the Employees with the Club is governed by the provisions of the applicable collective bargaining agreements. Except as for these bargaining agreements, the Club is not legally bound by any other collective bargaining agreement (including works agreements and company practices) or labour union contract applicable to the Employees and no collective bargaining agreement, collective agreement or labour union contract is being negotiated by the Club that would be applicable to the Employees.

3.11.5.	All the Employees are employed by the Club with contracts in compliance with applicable Law, individual and collective bargaining agreements and consistently with their duties as defined in the applicable individual or collective bargaining agreements. All relationships with the Employees are and have been consistently conducted in compliance with Law.

3.11.6.	There are no understandings, arrangements or agreements, whether written or oral, regulating the relationships between the Employees and the Club other than as provided by applicable Law, their respective individual employment agreements and the collective bargaining agreements referred to in Paragraph 3.11.4.

3.11.7.	All Employees are regularly recorded in the appropriate books and records of the Club together with the aggregate compensation payable to each of them, all in accordance with applicable Law.

3.11.8.	The economic treatment and qualification of the Employees are properly and correctly reflected in the payrolls of the Club and there are no other forms of compensation or other particular treatments agreed in addition to or beyond those indicated in such payrolls.

3.11.9.	Except as set forth in the applicable collective bargaining agreements, there are no pension, retirement, deferred compensation, bonus, golden parachute, profit-sharing, insurance, entitlements in connection with change of control events (including the consummation of the Transaction) severance or similar plans, agreements, arrangements, whether written or oral, for the benefit of any of the Employees, Professionals or Former Employees.

3.11.10.	With respect to any remuneration or rights which have accrued but which are not yet payable, sufficient provisions to cover the relative payments has been set aside (including but not limited to bonuses, welfare premiums and the severance indemnity). Therefore, all holiday pay, bonuses, commissions, and other employee benefit payments are reflected and have been accrued in the relevant books and records of the Club.

3.11.11.	The Club has made all necessary filings and taken all actions required to be made or taken, under applicable social security, labour and welfare Laws, with respect to each of the Employees and each of the employees of the Club whose employment agreement has ceased before the date hereof for any reason whatsoever (“Former Employees”). All tax withholdings, severance indemnity (Trattamento di fine rapporto), social security and welfare charges due under applicable Laws and applicable bargaining agreements in respect of the Employees, the Professionals and the Former Employees have been fully paid at the due date. The Employees, the Professionals and the Former Employees have been duly remunerated for all services performed over the course of their relationship with the Club, in full compliance with the applicable provisions of their agreements, the applicable collective labour agreements and applicable Law and therefore no outstanding amount is currently due by the Club to their Employees and the Former Employees or any title or reason whatsoever. With respect to any amount accrued but not yet payable to the Employees and the Former Employees as at the Reference Date, the relevant liabilities have been fully recorded in and reserved for the Reference Financial Statements in accordance with the provisions of applicable Law and with the Accounting Principles, consistently applied.

3.11.12.	None of the Employee, Professionals or Former Employee has any pending action or claim or has any founded reason to bring any action or claim against the Club in relation to his or her employment. The Club is not involved in any dispute with any union, works council or any other body representing the Employees.

3.11.13.	No collective dismissal procedures nor any social plans are pending or planned, nor are there any reorganization or restructuring plans in place that may have an impact on the Club’s employment relationship or collaboration with Employees and Professionals.

3.11.14.	The Club has not received any notice by any Employees, Professionals and/or Players noticing his/her intention to withdraw from the relevant relationship and no event giving rise to termination of the relevant relationships has occurred.

3.11.15.	All service, outsourcing, labour supply, or similar agreements entered into and performed between the Club and the independent contractors are, and their actual performance has been, compliant with the applicable Laws and statutory limitations, so that the independent contractors (nor the employees of the independent contractors) are not entitled to claim successfully the existence of an employment relationship with the Club. Furthermore, the employees and independent contractors of service providers, suppliers, service sub-providers and sub-suppliers, have been regularly paid in accordance with the Laws and the applicable national collective bargaining agreements and all social security and welfare charges due under the Laws and regulations in respect of these employees have been correctly and regularly paid. The employees hired by the contractors of the Club and by their sub-contractors have no pending disputes or claims for payment of salary differences or payment of contributions, premiums and withholding Taxes, or for the establishment of a direct employment relationship with the Club. No situation exists which could give rise to such disputes or claims.

3.11.16.	There are no staff-leasing personnel or temporary workers made available by recruiting agencies (“contratti di somministrazione di lavoro a tempo indeterminato e determinato”) currently in place. The Club has always been and is currently compliant with any provision regulating the “contratti di somministrazione a tempo indeterminato e determinato” (including with reference to the thresholds/percentage limits set forth by the Law and the applicable collective bargaining agreements).

3.11.17.	None of the Employees, Former Employees, Professionals or any other Person rendering services in any manner whatsoever to the Club is entitled to be paid any amount by the Club as a result of the consummation of the transactions set forth in this Agreement, except for financial and legal advisors appointed by the Seller, also in the interest of the Club, for assistance during the negotiation and execution of the Agreement.

3.12.	Litigation

3.12.1.	The Club is not party to any pending in-court and/or out-of-court litigation, arbitration or other dispute resolution process (including, without limitation, before the, sports justice (giustizia sportiva)), nor has any litigation, arbitration or resolution process, been threatened by or against the Club.

3.12.2.	The Seller is not aware of any facts which are likely to give rise to any Proceedings (including, without limitation, before the sports justice (giustizia sportiva)) with reference to the Club.

3.12.3.	The liabilities for the pending or threatened claims, litigations, Proceedings, audits or investigations involving the Club have been fully recorded in and reserved for in the 2025 Financial Statements and 2026 Interim Financial Statements and the Club’s accounting books, in accordance with the provisions of applicable Law and with the Accounting Principles.

3.13.	No Related Party Transactions

3.13.1.	The Club has no obligations of payment or obligations either to perform in favor of, or obligation to guarantee the obligations of, the Seller or Persons who are Related Parties of the Seller, under any agreement (including shareholders’ loan agreement) in place with such Persons; nor do any circumstances or facts exist that would give rise to such obligations on the part of the Club, without prejudice to Paragraph 3.11.17.

3.13.2.	None of the Seller, director or any Related Party of any of the foregoing is a party to any agreement, either oral or written, to which the Club is also a party, or has an interest in any contract, property or asset owned by, used in, or pertaining to, the business of the Club.

3.14.	Material Agreements

3.14.1.	All Material Agreements are valid, binding, in full force and effect and fully enforceable in accordance with their terms. All Material Agreements have been properly performed and no party to a Material Agreement is in breach or default thereunder and have not received any notice of alleged default. No other party to a Material Agreement has given the Seller and/or the Club notice of termination thereunder or, notice to the effect that it intends to terminate in the foreseeable future its normal business with the Club. The rights of the Club under all Material Agreements are owned and possessed free and clear of any Encumbrances, other than those reflected in the relevant contractual documents.

3.14.2.	All rights of the Club under all Material Agreements will continue unimpaired on and after the Closing Date, subject to the relevant terms and conditions, without (i) the consent of the other party or parties thereto being required (unless such consent has been obtained) and (ii) the payment of any penalty or change of any terms.

3.14.3.	All the unperformed (in total and in part) agreements by which the Club is bound have been entered into upon the terms and conditions consistent with regular commercial practice and the market trends at the relevant time; they are accurately and duly recorded; they have been entered into in accordance with the principles of correct and prudent management; they are valid, binding, in full force and effect and fully enforceable in accordance with their terms, and there are no events or circumstances by which a material default is caused by the Club or by other parties in relation to the obligations arising from such agreements nor have there been any notices either challenging or inviting to perform said agreements that have been notified to the Club.

3.14.4.	There is no outstanding obligation or liability to be discharged by the Club under any settlement agreement pursuant to which a pending or threatened (in writing) litigation or claim has been settled or anyhow waived.

3.14.5.	With reference to the Players’ Contracts, except as set forth in the applicable collective bargaining agreements there are no bonus or similar plans, agreements, arrangements, whether written or oral related to the performance of the Club and/or the Player, pension, retirement, deferred compensation.

3.14.6.	Since the Reference Date, the Club has not purchased, transferred, lent or borrowed, or engaged in any other transaction involving, any Player or any coach of the so called “prima squadra” nor agreed, committed or otherwise become obligated, conditionally or otherwise, to do any of the foregoing.

3.14.7.	No Player has been purchased, transferred, lent or borrowed, nor any written commitment has been undertaken in respect of any such purchase, transfer, lease or borrow, by the Club other than pursuant to agreements which have been deposited with the LND and FIGC (or the competent foreign sportive authority) in accordance with the applicable Law. There are no ongoing or anticipated discussions, negotiations, or commitments for any such transactions that would create an additional liability or obligation for the Club.

3.14.8.	There are no agreements between the Players and the Club other than the Players’ Contracts, which have been deposited with the LND and FIGC (or the competent foreign sportive authority) in accordance with the applicable Law. The Players’ Contracts represent the entirety of the financial and non-financial obligations between the Club and the Players and Players’ agents. The Club has not entered into any side agreements, oral agreements, or unofficial arrangements with any Players or Players’ agents regarding compensation, bonuses, incentives, or performance-related payments outside of the terms documented in the Players’ Contracts. There are no undisclosed obligations or potential claims relating to the Players’ Contracts that could affect the Club’s financial position or operations.

3.14.9.	The Club has not carried out nor undertaken to carry out or contribute to any material renovation or material alteration of the Stadium except as required by the terms of the Stadium Contract and subject to the relevant authorization of the owner of the Stadium or/and any public authority involved.

3.15.	Compliance with Law: Permits

3.15.1.	Without prejudice to the FIGC Standards, the Club has always been, and conducted the Business, in compliance materially with applicable Laws.

3.15.2.	Without prejudice to the FIGC Standards, the Club has not received any written notice or other communication from any Authority regarding any actual or alleged material failure to comply with any applicable Law.

3.15.3.	The Club is in possession of all the Permits (i) for the conduct of the Club as now being conducted as well as (ii) for the use, maintenance and operation of all its respective assets and Leased Real Properties. Without prejudice to the FIGC Standards, neither the Seller nor the Club have received any notice, or have otherwise knowledge, of any condition or event which might cause, or give rise to, or of any threatened revocation, termination or invalidity of the Permits.

3.15.4.	The Club is not subject to, and are not in a situation to be subject to, any infringement procedures by any Authority including, but not limited to, FIFA, FIGC and/or CO.VI.SO.C. and/or LND.

3.15.5.	The Club is, and at all times has been, in compliance with all decisions of any Authority to which it may be subject.

3.15.6.	The Club has made notification or is registered as required under applicable data protection Laws in respect of personal data collected, used, disclosed and/or otherwise processed by it. The Club has not received any notice (including any enforcement or monetary penalty notice), letter or other communication or complaint from any data protection authority or any other Person alleging breach by them of the data protection Laws or claiming a right to compensation under the data protection Laws, or have been subject to inspection, audit, enforcement actions (including any fines or sanctions), in each case in connection with a breach or alleged breach of the data protection Laws.

3.16.	Compliance with Other Instruments

3.16.1.	The Club is not in default under or violating:

3.16.1.1.	any provisions of its certificate of incorporation or by-laws;

3.16.1.2.	any Material Agreements or other instrument to which it is a party or by which it is bound or to which any of their material assets is subject; or

3.16.1.3.	any judgement, order, injunction, award or decree applicable to it.

3.17.	Anti-Corruption

3.17.1.	The Seller has not taken any action in respect of this Agreement that would implicate the Purchaser in a violation, of any applicable law relating to corruption (“Anti-Corruption Legislation”).

3.17.2.	The Seller is neither a governmental entity nor an instrumentality of a government. None of the Seller’s officers, directors, or agents is currently a government official, as defined in any applicable Anti-Corruption Legislation (“Government Official”).

3.17.3.	No Government Official has any legal or beneficial interest in this Agreement or the transactions contemplated herein between the Purchaser and the Seller.

3.17.4.	Neither the Seller or its Affiliates nor any of their employees, officers, directors, or agents has made, promised to make, or caused to be made, in connection with this Agreement, any payments:

3.17.4.1.	to or for the use or benefit of any Government Official; or

3.17.4.2.	to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any Government Official; or

3.17.4.3.	to any other Person, to obtain or keep business or to secure some other improper advantage, in each case and solely to the extent that any payment under (a) and (b) above would violate applicable Anti-Corruption Legislation.

3.18.	Insurance Policies

3.18.1.	The Club maintains insurance policies adequate and appropriate to the Business.

3.18.2.	All insurance policies are valid and in full force and effect and will so remain following the Closing pursuant to their terms and conditions. All premiums payable under such policies have been timely paid and no claims are outstanding against the insurers. To the Seller’s knowledge after due enquiry, there are no events or circumstances which may, directly or indirectly, cause the suspension or the termination of the insurance policies, or would lead to the insurers avoiding any liability under them or the premiums being increased. All such insurance policies may be terminated by the Club on an annual basis at no cost.

3.18.3.	Neither the insurance coverage provided by the insurance policies will terminate or lapse, nor will the insurance premium payable by the Club under these policies increase unreasonably and in contrast to practice, by reason, or as a consequence, of the transactions contemplated by this Agreement.

3.19.	No additional costs and expenses

3.19.1.	The Purchaser and the Club will not bear costs or expenses, or assume new obligations as a result of, or in connection with, any action and transaction to be taken or carried out by the Seller between the date of this Agreement and the Third Closing Date in accordance with this Agreement, without prejudice to Paragraph 3.11.17.

3.20.	Accuracy of Information

3.20.1.	The Purchaser has not been kept unaware of any facts, events and circumstances or documents that in any way relate to, directly or indirectly, the Club which may: (i) cause the Representations and Warranties of the Seller contained herein to be materially inaccurate, untrue or incorrect; (ii) have an adverse effect on the value of the Club; or (iii) deter a reasonable investor from entering into this Agreement.

3.20.2.	All data and information contained in this Agreement, its Annexes or provided to the Purchaser regarding the Seller and/or the Club are accurate, true and correct.

3.21.	No Brokers

3.21.1.	The Seller has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Purchaser and/or the Club, , without prejudice to Paragraph 3.11.17.